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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Overstock.com, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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6350 South 3000 East
Salt Lake City, Utah 84121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 1:00 p.m. on May 12, 2010

Dear Fellow Stockholders:

        We cordially invite you to attend the 2010 Annual Meeting of Stockholders of Overstock.com, Inc. (the "Company"). The meeting will be held at 1:00 p.m. on Wednesday, May 12, 2010, at the Company's distribution center located at 1862 South 4800 West, Salt Lake City, Utah 84104, for the following purposes:

  1.    To elect two Class II directors of the Company to serve terms of three (3) years and hold office until their successors have been elected and qualified or until their earlier resignation or removal. A majority of the independent members of the Board of Directors has recommended, and the Company's Board of Directors intends to present, Joseph J. Tabacco, Jr. and John J. Byrne for election to the Board;

  2.    To ratify the selection by the Audit Committee of the Company's Board of Directors (the "Audit Committee") of KPMG LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2010; and

  3.    To transact any other business properly coming before the Annual Meeting or any adjournments or postponements thereof.

        These proposals are discussed in more detail in the attached Proxy Statement. Please read the attached Proxy Statement carefully. Stockholders who owned shares at the close of business on March 15, 2010 are entitled to notice of and to attend and vote at the meeting and any adjournment or postponement of the meeting. A complete list of the stockholders of record of the Company on March 15, 2010 will be available for inspection by stockholders for any purpose germane to the meeting at the Company's principal executive offices at 6350 South 3000 East, Salt Lake City, Utah for at least ten days prior to the meeting.

        Following the meeting, we will report on our performance in 2009 and answer your questions.

By Order of the Board of Directors,

Jonathan E. Johnson III President and Corporate Secretary

Salt Lake City, Utah
April 7, 2010

        Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying Proxy Card in the enclosed self-addressed, stamped envelope or, if available, follow the instructions for Internet or telephone voting on the Proxy Card.

OVERSTOCK.COM, INC.
6350 South 3000 East
Salt Lake City, Utah 84121

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 1:00 p.m. on May 12, 2010

  General

        Our Board of Directors (the "Board") is soliciting proxies for the 2010 Annual Meeting of Stockholders of Overstock.com, Inc. ("Overstock," the "Company," "we" or "our") to be held at 1:00 p.m. on May 12, 2010 at our distribution center located at 1862 South 4800 West, Salt Lake City, Utah 84104. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters before the meeting.

        Our principal offices are located at 6350 South 3000 East, Salt Lake City, Utah 84121, and our telephone number is (801) 947-3100.

  Record Date and Voting Securities

        The Board set March 15, 2010 as the record date for the meeting. Stockholders who owned common stock on that date are entitled to attend and vote at the meeting. Each share is entitled to one vote. There were 22,960,613 shares of common stock outstanding on the record date. A majority of the outstanding shares of common stock present at the meeting in person or by proxy will constitute a quorum for the transaction of business.

  Proxy Materials

        Voting materials, which include this Proxy Statement, the proxy card and our Annual Report on Form 10-K for the year ended December 31, 2009, are first being mailed to stockholders on or about April 8, 2010.

        The date of this Proxy Statement is April 7, 2010.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND PROCEDURAL MATTERS

Q:
Why am I receiving this Proxy Statement?

A:
This Proxy Statement describes proposals on which we would like you, as a stockholder, to vote. It also gives you information on these issues so that you can make an informed decision. The proxy materials and annual report are also available at http://www.overstock.com/proxy.

Q:
Who can vote at the Annual Stockholders Meeting?

A:
Stockholders who owned Overstock common stock at the close of business on March 15, 2010 may attend and vote at the Annual Meeting. Each share is entitled to one vote. There were 22,960,613 shares of common stock outstanding on March 15, 2010.

Q:
What is the proxy card?

A:
The proxy card enables you to appoint Patrick M. Byrne and Jonathan E. Johnson III as your representatives at the Annual Meeting. By completing and returning the proxy card you are authorizing Messrs. Byrne and Johnson to vote your shares at the meeting, as you have instructed them on the proxy card. This way, your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, it is a good idea to complete and return your proxy card before the meeting date just in case your plans change.

Q:
What am I voting on?

A:
You are being asked to vote on:

(a)
the election of two directors; and

(b)
ratification of our Audit Committee's selection of KPMG LLP as our independent registered public accounting firm.

  We will also transact any other business that properly comes before the meeting.

Q:
What are the recommendations of the Board?

A:
Overstock's Board recommends a vote:

•
"FOR" the election of the nominated directors; and

•
"FOR" the ratification of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Q:
How may I vote?

A:
You may vote:

(a)
with respect to each nominee for election to the Board, either "FOR" the nominee or to "WITHHOLD" your vote from the nominee, and

(b)
"FOR," "AGAINST," or "ABSTAIN" on the ratification of KPMG LLP as the Company's independent registered public accounting firm.

Q:
How do I vote?

A:
You may vote either by attending the meeting and voting in person, or you may vote by mail by completing, signing and dating your proxy card and returning it in the enclosed, postage-paid and addressed envelope, or, if available, by the Internet or by telephone by following the instructions on the proxy card. If you mark your voting instructions on the proxy card, your shares will be voted:

  (a)
  as you instruct, and

  (b)
  according to the best judgment of the Board (or the proxy holders, in the absence of instructions from the Board) if a proposal comes up for a vote at the meeting that is not on the proxy card.

  If you return a signed card but do not provide voting instructions, your shares will be voted:

  (c)
  for each named nominee for director;

  (d)
  for ratification of the Audit Committee's selection of KPMG LLP as our independent registered public accounting firm, and

  (e)
  according to the best judgment of the Board (or the proxy holders, in the absence of instructions from the Board) if a proposal comes up for a vote at the meeting that is not on the proxy card.

  We will hand out written ballots to anyone who wants to vote at the meeting. However, if you hold your shares in street name, you must obtain a legal proxy from the record holder in order to vote at the meeting. Holding shares in "street name" means you hold them through a brokerage firm, bank or other nominee, and therefore the shares are not held in your individual name.

  We encourage you to examine your proxy card closely to make sure you are voting all of your shares in the Company.

Q:
What happens if a nominee is unable to stand for election?

A:
The independent members of the Board of Directors may select a substitute nominee. In that case, if you have submitted your proxy via the Internet or by telephone or completed and returned your proxy card or voting instruction card, the proxyholders will have the discretion to vote your shares for the substitute nominee. They cannot vote for more than two Class II nominees. Because Mr. Tabacco is currently a Class III director, he would serve one more year of his current term (assuming that he is able to do so) if for any reason he were not elected to Class II at the Annual Meeting.

Q:
What does it mean if I receive more than one proxy card?

A:
It means that you may have multiple accounts at the transfer agent and/or with stockbrokers or other nominees. Please sign and return all proxy cards to ensure that all of your shares are voted.

Q:
Can I revoke my proxy or change my vote after I return a proxy card or voting instruction card?

A:
If you are the stockholder of record, you may revoke your proxy or change your vote by:

•
delivering to the Corporate Secretary of Overstock, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares (such written notice should be hand delivered to our Corporate Secretary or should be sent so as to be delivered to Overstock.com, Inc., 6350 South 3000 East, Salt Lake City, Utah 84121 Attn: Corporate Secretary no later than May 10, 2010);

•
attending the Annual Meeting and voting in person; or

•
if you have previously voted on the Internet or by telephone, then by making a timely and valid Internet or telephone revocation or vote subsequently, but in no case later than the deadline for voting.

  If you are the beneficial owner of shares held in street name, you may change your vote by:

  •
  submitting new voting instructions to your broker, bank or other nominee in a timely manner; or

  •
  attending the Annual Meeting and voting in person, if you have obtained a legal proxy giving you the right to vote the shares from the broker, bank or nominee that holds your shares.

Q:
What if I am a beneficial owner and do not give voting instructions to my broker or other nominee?

A:
As a beneficial owner, in order to ensure that your shares are voted as you would like, you must give voting instructions to your broker, bank or other nominee by the deadline provided in the materials you receive from your broker, bank or other nominee. If you do not, whether your shares can be voted depends on the type of item being considered. The ratification of the independent registered public accounting firm is a discretionary item, and brokers, banks and other nominees may vote on this item. However, the election of directors is not a discretionary item, and generally brokers, banks and other nominees may not vote on this item without instructions from you.

Q:
How many stockholders are needed either in person or by proxy to hold the meeting?

A:
A quorum must be present to conduct business at the Annual Meeting. A quorum consists of the presence of a majority of the Company's outstanding shares entitled to vote as of March 15, 2010. Shares are counted as present at the meeting if the stockholder either is present in person at the meeting or has properly submitted a proxy card.

  Broker nonvotes are counted for determining the presence of a quorum. A broker "nonvote" occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker, bank or nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

  If sufficient votes to constitute a quorum are not received by the date of the Annual Meeting, the persons named as proxies in this proxy statement may propose one or more adjournments of the meeting to permit further solicitation of proxies. Adjournment would require the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting. The persons named as proxies in this proxy statement would exercise their authority to vote in favor of adjournment if necessary.

Q:
What is the voting requirement to approve each of the proposals?

A:
A plurality of the voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors is required for the election of each nominee to the Board. Thus, the two nominees for Class II director receiving the highest number of affirmative votes will be elected as members of our Board of Directors to serve until the 2013 Annual Meeting. There is no cumulative voting in the election of directors.

  The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and voting on the matter is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2010.

Q:
How many votes are required to approve other matters that may come before the stockholders at the meeting?

A:
A majority of the shares present, in person or by proxy, excluding broker nonvotes, voting in favor is required to approve any other matters that may properly come before the stockholders at the meeting.

Q:
What happens if I don't indicate how to vote my proxy?

A:
If you just sign your proxy card without providing further instructions, your shares will be counted as a "FOR" vote for each of the director nominees, and "FOR" ratification of the selection of KPMG LLP.

Q:
Is my vote kept confidential?

A:
Proxies, ballots and voting tabulations identifying stockholders are kept confidential and will not be disclosed except as may be necessary to meet legal requirements.

Q:
Where do I find the voting results of the meeting?

A:
We will announce preliminary voting results at the meeting, and will file a Form 8-K with the Securities and Exchange Commission ("SEC") reporting the results within four business days after the date of the meeting. You can get a copy of that Form 8-K by calling Overstock Investor Relations at (801) 947-3100 or the SEC at (800) SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. You can also get a copy from our website at http://investors.overstock.com.

Q:
Who pays for the proxy solicitation process?

A:
We will pay the costs of soliciting proxies, including the cost of preparing, posting and mailing proxy materials. In addition to soliciting stockholders by mail, we will request brokers, banks and other nominees to solicit their customers who hold shares of Overstock common stock in street name. We may reimburse such brokers, banks and nominees for their reasonable, out-of-pocket expenses. We may also use the services of our officers, directors and employees to solicit proxies, personally or by telephone, mail, facsimile or email, without additional compensation other than reimbursement for reasonable, out-of-pocket expenses. We intend to use the services of a proxy solicitation firm in connection with the Annual Meeting and anticipate that the costs of such services will be approximately $7,500 plus reimbursement for reasonable out-of-pocket expenses.

Q:
How can I get an additional copy of the proxy materials?

A:
If you would like an additional copy of this proxy statement or our 2009 Form 10-K, these documents are available in digital form for download or review at http://www.overstock.com/proxy. Alternatively, we will promptly send a copy to you at no charge upon request by mail to Overstock.com, Inc., Attention: Investor Relations, 6350 South 3000 East, Salt Lake City, Utah 84121, or by calling Overstock Investor Relations at (801) 947-3100.

Q:
Who can help answer my questions?

A:
If you have questions about voting or the proposals described in this Proxy Statement, please call Georgeson Shareholder Communications, our proxy solicitor, toll-free at (800) 314-4549.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 12, 2010
The Notice of Annual Meeting, Proxy Statement, and Annual Report on Form 10-K for the fiscal year ended December 31, 2009 are available at http://www.overstock.com/proxy.

PROPOSALS TO BE VOTED ON:

  1.
  ELECTION OF DIRECTORS

        The nominees for election this year as Class II directors, for three-year terms ending in 2013, are Mr. Joseph J. Tabacco, Jr. and Mr. John J. Byrne. Mr. Tabacco has been a director since 2007. He is currently a Class III director, and as such has one more year remaining in his current three-year term, but has volunteered to stand for re-election this year as a Class II director.

        Mr. Byrne has previously served as a member of the Board and most recently served as Chairman of the Board until his resignation in 2006. He is the father of our Chairman and Chief Executive Officer, Patrick M. Byrne.

        Mr. Tabacco and Mr. Byrne have each consented to serve a new three-year term. For additional information about the nominees, see "The Board—Information Regarding Director Nominees and Other Directors."

        Recommendation of the Board of Directors

        The Board of Directors unanimously recommends a vote "FOR" each of the nominees.

        Vote Required

        Directors are elected by a plurality of the votes of the shares of common stock present in person or represented by proxy at the meeting. Votes withheld are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but otherwise they have no legal effect under Delaware law. This year the rules that govern how brokers vote your shares have changed. Brokers generally may no longer use discretionary authority to vote shares in the election of directors if they have not received instructions from their clients. Please vote your proxy so your vote can be counted.

  2.
  RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Changes in Independent Registered Public Accounting Firm

        Introduction.    As described in more detail below, our financial statements for the fiscal year ending December 31, 2009 were audited by KPMG LLP, and our financial statements for the fiscal year ending December 31, 2008 (and several years prior thereto) were audited by PricewaterhouseCoopers LLP. Although the Audit Committee appointed Grant Thornton LLP as our independent accountants on March 23, 2009, the Audit Committee dismissed Grant Thornton LLP as our independent accountants on November 13, 2009 prior to Grant Thornton completing its review of the financial statements for the three and nine-month periods ended September 30, 2009. Consequently Grant Thornton did not perform an audit or issue a report on any of our financial statements.

        Proposed Ratification of Appointment of KPMG LLP.    The Board of Directors has appointed KPMG LLP as our independent registered public accounting firm to audit our financial statements and audit our internal control over financial reporting for the fiscal year ending December 31, 2010. Although ratification of the Audit Committee's selection of KPMG LLP is not required under our bylaws or other legal requirements, we are submitting the appointment of KPMG LLP to the stockholders as a matter of good corporate practice. If the stockholders do not ratify the appointment of KPMG LLP, the Audit Committee will reconsider whether or not to retain KPMG LLP. Even if the stockholders ratify the selection of KPMG LLP, the Audit Committee may appoint a different independent registered public accounting firm or replace KPMG LLP with a different independent registered public accounting firm at any time if the Audit Committee determines that it is in the best interests of the Company and the stockholders to do so. Representatives of KPMG LLP are expected to attend the annual meeting to respond to appropriate questions and will have an opportunity to make a statement if they so desire.

        Information regarding the Engagement of KPMG LLP.    The Audit Committee engaged KPMG LLP on December 28, 2009 as our independent registered public accounting firm to audit the Company's financial statements and to audit the Company's internal control over financial reporting for the fiscal year ending December 31, 2009. During our fiscal years ended December 31, 2008 and 2007 and the subsequent interim period prior to engaging KPMG through December 28, 2009, neither the Company nor anyone on its behalf consulted KPMG LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and either a written report was provided to us or oral advice was provided that KPMG LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable event as defined in Regulation S-K, Item 304(a)(1)(iv) and Item 304(a)(1)(v). The report of KPMG on the consolidated financial statements of the Company for the year ended December 31, 2009 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. KPMG also audited our internal control over financial reporting as of December 31, 2009, and expressed an adverse opinion on the effectiveness of our internal control over financial reporting.

        Information regarding the Dismissal of PricewaterhouseCoopers LLP.    Our financial statements for the fiscal year ending December 31, 2008 were audited by PricewaterhouseCoopers LLP ("PwC"). PwC served as our independent accountants from 1999 until March 23, 2009, at which time the Audit Committee did not re-engage PwC as our independent accountants. The decision to not re-engage PwC was approved by the Audit Committee on March 23, 2009 as the result of a competitive proposal process. The report of PwC on the consolidated financial statements of the Company for the year ended December 31, 2008 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principle. During the Company's fiscal year ended December 31, 2008 and through March 23, 2009, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to PwC's satisfaction, would have caused PwC to make reference to the subject matter of such disagreements in connection with its reports on our consolidated financial statements for such years. During our fiscal year ended December 31, 2008 and through March 23, 2009, there was a "reportable event" as defined under Item 304(a)(1)(v) of Regulation S-K. In 2008 the Company and Audit Committee discussed with PwC the existence of a material weakness in our internal control over financial reporting and disclosure controls and procedures relating to our accounting for customer refunds and credits and the accounting for gift cards issued to customers. Management concluded that the material weakness was remediated as of December 31, 2008. In connection with the dismissal of PwC, we authorized PwC to respond fully to the inquiries of the new independent registered public accounting firm related to the material weakness.

        Information regarding the Engagement of Grant Thornton LLP.    The Audit Committee engaged Grant Thornton LLP on March 23, 2009 as our independent registered public accounting firm. During our fiscal years ended December 31, 2008 and 2007 and the subsequent interim period prior to engaging Grant Thornton LLP through March 23, 2009, neither the Company nor anyone on its behalf consulted Grant Thornton LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and either a written report was provided to us or oral advice was provided that Grant Thornton LLP concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or reportable event as defined in Regulation S-K, Item 304(a)(1)(iv) and Item 304(a)(1)(v).

        Information regarding the Dismissal of Grant Thornton LLP.    The Audit Committee dismissed Grant Thornton LLP as our independent registered public accounting firm on November 13, 2009, prior to Grant Thornton LLP completing its review of the financial statements for the three and nine-month periods ended September 30, 2009. Consequently Grant Thornton LLP did not perform an audit or issue a report on our financial statements. The decision to dismiss Grant Thornton LLP was approved by the Audit Committee.

        Grant Thornton LLP was not engaged to (and did not) serve as the Company's independent registered public accounting firm during any part of our fiscal years ended December 31, 2008 or 2007. Except for the issue regarding the fulfillment partner overpayment described below, through November 13, 2009, there were no disagreements with Grant Thornton LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to Grant Thornton LLP's satisfaction, would have caused Grant Thornton LLP to make reference to the subject matter of such disagreements in connection with the report we had anticipated Grant Thornton LLP would issue on our consolidated financial statements for the year ending December 31, 2009 (as described above, the Audit Committee dismissed Grant Thornton LLP on November 13, 2009, and Grant Thornton LLP did not audit or issue any report on our consolidated financial statements for the year ending December 31, 2009):

        On October 1, 2009, the Company received a comment letter from the Division of Corporation Finance of the SEC regarding the Company's 2008 Form 10-K/A and June 30, 2009 Form 10-Q. In consultation with both its prior independent registered public accounting firm, PwC, and its then current independent registered public accounting firm, Grant Thornton, the Company prepared and submitted to the SEC its responses to the comment letter on October 16, 2009 and October 21, 2009. The SEC reviewed the Company's responses, and on November 3, 2009 the SEC responded with a follow-up comment letter which requested additional information or clarification regarding, among other matters, a fulfillment partner overpayment (which the Company recovered and recognized $785,000 as income in 2009 as it was received), fulfillment partner under billings (which the Company recovered and recognized $615,000 as income in 2009 as it was received), overbillings by a freight carrier in 2008 (which the Company recognized $301,000 in income in 2009 when the refunds were received), and an adjustment related to redeemable shares of the Company's common stock (which the Company reclassified $744,000 in 2009 from stockholder's equity to redeemable common stock).

        When the fulfillment partner underbillings and overpayments were originally discovered, the Company determined that the recovery of such amounts was not assured, and that consequently the potential recoveries constituted a gain contingency. Accordingly, the Company determined that the appropriate accounting treatment for the potential recoveries was to recognize their benefit only when such amounts became realizable (i.e., an agreement had been reached with the other party and cash had been received from future sales).

        We then began to assemble information in response to the SEC's November 3, 2009 comment letter, again in consultation with our prior and then current independent registered public accounting firms. During such consultation, we and our Audit Committee were informed by Grant Thornton, that upon further consultation and review within the firm, Grant Thornton had revised its earlier position of agreement with our accounting treatment for a $785,000 recovery in 2009 of overpayments to a fulfillment partner during 2008 and that we should revise our financial statements to reflect the recovery as an asset in the financial statements for the year ended December 31, 2008 as opposed to recognizing the amount when recovered during 2009. On November 13, 2009, after the Audit Committee dismissed Grant Thornton, Grant Thornton delivered a letter to us stating that it believed disclosure should be made or action should be taken to prevent future reliance on our interim financial statements for the quarters ended March 31, 2009 and June 30, 2009 included in our Quarterly Reports on Form 10-Q for the respective periods. We believe that the reason for Grant Thornton's letter was our accounting treatment for the $785,000 recovery in 2009 of overpayments to a fulfillment partner during 2008 as described above. The Audit Committee discussed this matter with Grant Thornton. At the time, we, along with our prior independent registered public accounting firm, PwC, continued to believe the amount was properly recognized in the first quarter of 2009 and consequently believed that those prior financial statements could be relied upon. We authorized Grant Thornton to respond fully to the inquiries of a successor independent registered public accounting firm related to the disagreement described above.

Grant Thornton believes readers should review the entire body, including exhibits thereto, of the Form 8-K/A dated November 23, 2009, which is available by calling Overstock Investor Relations at (801) 947-3100 or the SEC at (800) SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. You can also get a copy from Overstock's website at http://investors.overstock.com.

        Information regarding the Previously Announced Restatement.    As previously disclosed, on January 29, 2010, the Audit Committee of the Board of Directors concluded, based on the recommendation of management, that we would restate (1) our consolidated financial statements for the year ended December 31, 2008 and (2) our quarterly consolidated financial statements for all interim periods in the year ended December 31, 2008 and the interim periods ended March 31, 2009, June 30, 2009 and September 30, 2009. The restated financial information, which is included in our Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the SEC on March 31, 2010, correct the following errors:

  •
  Accounting for amounts that we pay our drop ship fulfillment partners and an amount due from a vendor that went undiscovered for a period of time. Specifically, these errors related to (1) amounts we paid to partners or deducted from partner payments related to return processing services and product costs and (2) amounts we paid to a freight vendor based on incorrect invoices from the vendor. Once discovered, we applied "gain contingency" accounting for the recovery of such amounts, which was an inappropriate accounting treatment.

  •
  Amortization of the expense related to restricted stock units. Previously the expense was based on the actual three year vesting schedule, which incorrectly understated the expense as compared to a three year straight line amortization. We also corrected for the use of an outdated forfeiture rate in calculating share-based compensation expense under the plans.

        The following additional adjustments were also included in the restatement:

  •
  Correction of certain amounts related to customer refunds and credits.

  •
  Recognition of co-branded credit card bounty revenue and promotion expense over the estimated term of the credit card relationships. Previously the revenue was incorrectly recognized when the card was issued.

  •
  Reduction in the restructuring accrual and correction of the related expense due to a 2008 sublease benefit which was previously excluded from the accrual calculation and the accretion of interest expense related to the restructuring accrual, which was not previously recorded.

  •
  Change in our accounting for external audit fees to the "as incurred" method instead of the "ratable" method.

  •
  Other miscellaneous adjustments, none of which were material either individually or in the aggregate. Certain of these adjustments were related to a reduction in revenue and cost of goods sold in equal amounts for certain consideration we received from vendors, an increase in inventory, accounts payable and accrued liabilities to record our sales return allowance on a gross basis, an adjustment to our cash and restricted cash balances due to compensating balance arrangements and an adjustment to record redeemable common stock for certain shares previously issued to employees.

        Our financial statements for the years ended December 31, 2009 and 2008 and the consolidated interim financial information for the periods ended March 31, 2009, June 30, 2009 and September 30, 2009 contained in our Annual Report on Form 10-K for the year ended December 31, 2009 as filed with the SEC on March 31, 2010 reflect the restatements, corrections and reclassifications described above.

        Audit Fees

        PricewaterhouseCoopers was engaged as our principal independent registered public accounting firm to audit our financial statements for the year ended December 31, 2008. The aggregate fees PricewaterhouseCoopers LLP billed us for the fiscal year ending December 31, 2008 for professional services for the audits of our annual financial statements, the effectiveness of internal control over financial reporting and reviews of financial statements included in our Reports on Form 10-K and Form 10-Q and amendments thereto and for their services assisting us with our responses to accounting comments from the Staff of the SEC and to the SEC's investigation into our accounting and for services in connection with our registration statements and other matters were $820,100 in 2008 and $342,233 in 2009 for additional work relating to their 2008 audit.

        Grant Thornton LLP was engaged as our principal independent registered public accounting firm to review our financial statements included in our Reports on Form 10-Q for the quarters ending March 31, 2009, June 30, 2009 and September 30, 2009. As described elsewhere in this proxy statement, Grant Thornton LLP did not complete its review of our financial statements for the quarter ended September 30, 2009. The aggregate fees Grant Thornton LLP billed us for professional services for their work were $409,671.

        KPMG LLP was engaged as our principal independent registered public accounting firm to audit our financial statements for the year ended December 31, 2009, to audit our internal control over financial reporting as of December 31, 2009, and to review our 2009 interim financial statements. The aggregate audit fees KPMG LLP billed us for professional services in 2009 were $1,530,000.

        Audit-Related Fees

        None of PricewaterhouseCoopers LLP, Grant Thornton LLP or KPMG LLP billed us any fees in the last two fiscal years for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements and are not reported above under the caption "Audit Fees."

        Tax Fees

        PricewaterhouseCoopers LLP billed us $0 in 2008 and $8,500 in 2009 for professional services rendered for compliance, tax advice or tax planning relating to state and local sales tax issues. Neither Grant Thornton LLP nor KPMG LLP billed us any amount for professional services rendered for compliance, tax advice or tax planning in 2008 or 2009.

        All Other Fees

        PricewaterhouseCoopers LLP did not bill us any fees in the last two fiscal years for products and services other than the services reported above, except for $2,400 in 2008 and $2,462 in 2009 for the use of proprietary software. Neither Grant Thornton LLP nor KPMG LLP billed us any amount in the last two fiscal years for products and services provided by either of them other than the services reported above.

        Auditor Independence

        The Audit Committee has considered the roles of each of PricewaterhouseCoopers LLP, Grant Thornton LLP and KPMG LLP in providing us with the services described above, and has concluded that those services were compatible with the independence of each firm from management and from the Company.

        Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

  General

        The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (the "Policy"), which sets forth the procedures and the conditions pursuant to which all services to be performed by the independent registered public accounting firm are required to be pre-approved. Under the Policy, proposed services either may be pre-approved by agreeing to a framework with descriptions of allowable services with the Audit Committee ("general pre-approval"), or require the specific pre-approval of the Audit Committee ("specific pre-approval"). Unless a type of service has received general pre-approval, it requires specific pre-approval by the Audit Committee if it is to be provided by the independent registered public accounting firm.

        The Policy describes the Audit, Audit-related, Tax and All Other Services that are subject to the general pre-approval of the Audit Committee. The Audit Committee annually reviews and pre-approves the services that may be provided by the independent registered public accounting firm that are subject to general pre-approval. Under the Policy, the Audit Committee may delegate either type of pre-approval authority to its chairperson or any other member or members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next meeting. The Policy does not delegate the Audit Committee's responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

  Audit Services

        The annual audit services engagement scope and terms are subject to the general pre-approval of the Audit Committee. Audit services include the annual financial statement audit (including required quarterly SAS 100 reviews) and other procedures required to be performed by the independent registered public accounting firm to be able to form an opinion on our consolidated financial statements. Audit services also include the attestation engagement for the independent registered public accounting firm's audit of internal control over financial reporting. The Policy provides that the Audit Committee will monitor the audit services engagement throughout the year and will also approve, if necessary, any changes in terms and conditions resulting from changes in audit scope or other items. The Policy provides for Audit Committee pre-approval of specific audit services outside the engagement scope.

  Audit-related Services

        Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent registered public accounting firm. Under the Policy, the Audit Committee grants general pre-approval to audit-related services.

  Tax Services

        Under the Policy, the Audit Committee may grant general pre-approval to specific tax compliance, planning and advice services to be provided by the independent registered public accounting firm, that the Audit Committee has reviewed and believes would not impair the independence of the independent registered public accounting firm, and that are consistent with the SEC's rules on auditor independence. Tax services to be performed by our independent registered public accounting firm must be specifically approved by the Audit Committee.

  All Other Services

        Under the Policy, the Audit Committee may grant pre-approval to specific permissible non-audit services classified as All Other Services that it believes are routine and recurring services, would not impair the independence of the independent registered public accounting firm and are consistent with the SEC's rules on auditor independence. Services permissible under applicable rules but not specifically approved in the Policy require further specific pre-approval by the Audit Committee.

  Procedures

        Under the Policy, at the beginning of each year, the Senior Vice President, Finance and Risk Management (our principal financial and accounting officer) and our independent registered public accounting firm jointly submit to the Audit Committee a schedule of audit, audit-related, tax and other non-audit services that are subject to pre-approval. This schedule provides a description of each type of service that is subject to pre-approval and, where possible, provides projected fees (or a range of projected fees) for each service. The Audit Committee reviews and approves the types of services and reviews the projected fees for the next fiscal year. Any changes to the fee amounts listed in the schedule are subject to further specific approval of the Audit Committee. The Policy prohibits the independent registered public accounting firm from commencing any project not described in the schedule approved by the Audit Committee until specific approval has been given.

  Recommendation of the Board of Directors

        The Board of Directors unanimously recommends that the stockholders vote "FOR" ratification of the selection of KPMG LLP as our independent registered public accounting firm.

  Vote Required

        The affirmative vote of a majority of the shares represented at the meeting, in person or by proxy, will be required to approve the proposal.

  3.
  OTHER BUSINESS

        The Board knows of no other business for consideration at the meeting. If other matters are properly presented at the meeting, or at any adjournment or postponement of the meeting, Messrs. Byrne and Johnson will vote, or otherwise act, on your behalf in accordance with the Board's (or, in the absence of instructions from the Board, their) judgment on such matters.

THE BOARD

        General

        The Board of Directors is currently composed of four members and has one vacancy. Mr. Tabacco, who is a current director, and Mr. John J. Byrne, who is the father of Patrick M. Byrne and a former Chairman of the Board, are each nominees for election this year. The remaining three directors will continue to serve their terms as described below. Our directors serve staggered terms. This is accomplished as follows:

  •
  each director serves a three-year term,

  •
  the directors are divided into three classes,

  •
  the classes are as nearly equal in number as possible, and

  •
  the term of each class begins on a staggered schedule.

        As a result of the resignation of the only Class II director from the Board during 2009, the class of directors whose term would expire in 2010 (Class II) currently has no members. To increase the number of Class II directors to two, Mr. Joseph J. Tabacco, Jr., who is a current member of Class III, has volunteered to move to Class II and to stand for re-election at the 2010 meeting, in addition to Mr. John J. Byrne who will stand for election as a Class II director at the 2010 meeting. If for any reason Mr. Tabacco is not elected to Class II at the 2010 meeting, Mr. Tabacco would remain a Class III director.

        Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees. In the event that either nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for a substitute nominee, if any, designated by a majority of the independent members of the present Board of Directors to fill the vacancy. The proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of the nominees approved by a majority of the independent members of the Board. The terms of office of the persons elected as Class II directors will continue until the 2013 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified or until their earlier death, resignation or removal. It is not expected that either nominee will be unable or will decline to serve as a director.

        Board Independence

        The Board currently consists of four members. The Board of Directors has determined that, except for Patrick M. Byrne, who serves as our Chief Executive Officer, each of our current directors is independent within the meaning of the Nasdaq director independence standards. In reaching this determination, the Board considered that neither Allison H. Abraham nor Joseph J. Tabacco, Jr. has any relationship with the Company except as a director and stockholder. With respect to Barclay F. Corbus, the Board considered the fact that Mr. Corbus formerly served as Co-CEO of WR Hambrecht + Co., and considered the services that WR Hambrecht + Co. has performed for the Company in the past and determined that Mr. Corbus met the independence requirements. Until his resignation on April 1, 2009, James V. Joyce was also a member of the Board. Mr. Joyce, who also served as a consultant to the Company, was not considered independent.

        John J. Byrne, who is a nominee for election to the Board at the Annual Meeting, is the father of Patrick M. Byrne, and would not be considered independent.

        Committees of the Board

        The Board of Directors has an Audit Committee and a Compensation Committee, each of which has adopted a written charter. Current copies of the committee charters are available on the

Company's website at http://investors.overstock.com. All members of the committees are appointed by the Board of Directors, and each member is independent within the meaning of the Nasdaq director independence standards and SEC rules. The committees are described in more detail below. In addition, the Board has adopted resolutions authorizing a majority of the independent members of the Board of Directors to recommend nominees for election to the Board, as described in more detail below.

        Audit Committee.    The Board has a separately designated standing audit committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, consisting of Allison H. Abraham, who serves as Chair, Barclay F. Corbus and Joseph J. Tabacco, Jr., each of whom is independent within the meaning of the Nasdaq director independence standards. The Board of Directors has determined that each of Ms. Abraham, Mr. Corbus and Mr. Tabacco is an "audit committee financial expert" as defined by the SEC. The experience of each such director that led the Board to the determination that such director is an "audit committee financial expert" is described below under "Information Regarding Director Nominees and Other Directors." The Audit Committee is responsible for reviewing and monitoring our financial statements and our internal control over financial reporting, and selecting, reviewing and monitoring our independent registered public accounting firm, evaluating the scope of the annual audit, reviewing audit results, and consulting with management and our independent registered public accounting firm prior to presentation of financial statements to stockholders. The Report of the Audit Committee is included beginning on page 36 of this proxy statement.

        Compensation Committee.    The Board also has a Compensation Committee consisting of Barclay F. Corbus, who serves as Chair, Allison H. Abraham and Joseph J. Tabacco, Jr., each of whom is a non-employee and independent under the Nasdaq independence standards. The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for our directors, officers and other employees and administering various incentive compensation and benefit plans. The Compensation Committee Report is included on page 28 of this proxy statement.

        Nominations.    The Board does not have a standing nominating committee or committee performing similar functions. The Board has adopted resolutions in accordance with applicable Nasdaq rules authorizing a majority of the independent members of the Board to recommend nominees to the full Board. The Board believes that it is appropriate for the Board not to have a nominating committee because of the small size of the full Board. The Board currently consists of four members, three of whom are independent. The Board considered forming a nominations committee consisting of some or all of the independent members of the Board. Forming a committee consisting of less than all the independent members was unattractive because it would have omitted one or more of the independent members of the Board. The Board desired the participation in the nomination procedure of all of its independent members, and therefore authorized a majority of the independent members of the Board to make nominations. The Board intends to review this matter periodically, and may in the future elect to designate a formal nominations committee. Each member of the Board of Directors has historically participated in the consideration of director nominees. The independent members of the Board do not have a nominating committee charter, but act pursuant to Board resolutions as described above. Each of the members of the Board authorized to recommend nominees to the full Board is independent within the meaning of the Nasdaq director independence standards.

        Board and Committee Meetings

        The Board held five meetings during 2009. The Audit Committee held 18 meetings during 2009, and the Compensation Committee held three regularly-scheduled meetings during 2009, and also took separate action at the regularly-scheduled board meetings. Each director attended at least 75% of the meetings of the Board and of the committees on which he or she served during 2009.

        Board Leadership Structure

        Patrick M. Byrne serves as both our principal executive officer and as Chairman of the Board of Directors. We do not have a lead independent director. At present the Board consists of only four directors; three of whom are independent. We believe that our leadership structure is appropriate for the following reasons. First, the small size of the Board and the composition of the Board permit and encourage each member to take an active role in all discussions, and each member does actively participate in all substantive discussions. Second, as Chief Executive Officer, Dr. Byrne is the director most familiar with our business and industry, and we believe that he is the director most capable of guiding our business, at both the strategic and operational levels. We believe that our current structure is serving the Company well at this time. However, in the past we have sometimes separated the roles of Chairman and Chief Executive Officer, and we may do so again in the future.

        Board Role in Risk Oversight

        The Board has delegated responsibility for oversight of risk management to the Audit Committee, although the full Board remains involved in risk management. The Audit Committee has formalized our risk management program by creating and staffing the position of Senior Vice President, Risk Management, and appointing the Senior Vice President, Finance, to that position. The Audit Committee receives periodic reports from management regarding matters relating to the Company's risk management. The manner in which the Board and Audit Committee administer the oversight of risk management have not had any effect on the Board's leadership structure.

        Director Qualifications

        The independent members of the Board have not formalized specific minimum qualifications they believe must be met by a candidate to be recommended by the independent members. The independent members believe that candidates for election to the Board should have the highest professional and personal ethics and values. Candidates should have broad relevant experience, and should be committed to enhancing long-term stockholder value. They should be able and willing to provide insight and practical advice based on experience, and they must actively represent the interests of the stockholders. The independent members believe that a variety of types and a balance of knowledge, experience and capabilities among the members of the Board are in the best interests of the stockholders, but do not have a policy regarding the consideration of diversity in identifying director nominees. In considering candidates, the independent members consider diversity of viewpoint, professional experience and other individual qualities and attributes to the extent that they relate to the contribution a candidate is expected to make to the Board and the Company. The specific experience, qualifications, attributes or skills that led the independent members of the board to the conclusion that each director should be a director in light of our business and structure are described under "Information Regarding Director Nominees and Other Directors," below.

        Identification and Evaluation of Nominees for Director

        The independent members of the Board believe that the current Board composition is serving the stockholders of the Company well, but also believe that the Company would benefit from the addition of John J. Byrne, who is one of the nominees for election. The independent Board members have recommended additional persons as candidates for the Board from time to time, based largely on the qualifications of the potential candidates, as well as on the needs of the Company. In the future, the independent members may consider candidates identified through current members of the Board, professional search firms, stockholders or other persons. Candidates may be evaluated at regular or special meetings of the Board, and may be considered at any point during the year.

        The independent members have a policy that they will consider any properly submitted director candidates recommended by our stockholders. Any stockholder who desires to submit a recommendation should submit a written recommendation to the Board, including information about the qualifications of the person to be a nominee for election to the Board, and a consent of the person to serve if elected, addressed to Board of Directors, Overstock.com, Inc., 6350 South 3000 East, Salt Lake City, Utah 84121. There is no difference in the manner in which the independent members would evaluate a nominee based on whether the nominee is recommended by a stockholder. The extent to which the independent members consider diversity in evaluating nominees is described in "Director Qualifications," above. There has been no material change to the procedures by which stockholders may recommend nominees to the independent members that was implemented after our most recent disclosure pursuant to Item 407(c)(2) of Regulation S-K.

        The independent members have not approved any nominee for inclusion on our proxy card for the 2010 Annual Meeting other than Mr. Tabacco, who is a current Class III member of the Board, and Mr. John J. Byrne, who is a former Chairman of our Board of Directors, as well as the father of our Chairman and Chief Executive officer, Patrick M. Byrne. We have not paid a fee to any third party or parties to identify or evaluate or assist in identifying or evaluating potential nominees. The independent members did not receive, by December 2, 2009, any recommended nominee from any stockholder that beneficially owned more than 5% of our voting common stock for at least one year as of the date the recommendation was made, or from a group of stockholders that beneficially owned, in the aggregate, more than 5% of our voting common stock, with each of the securities used to calculate that ownership held for at least one year as of the date the recommendation was made.

        Communications with the Board

        The Board has adopted resolutions to provide a formal process by which stockholders may communicate with the Board, whether for the purpose of recommending nominees for election to the Company's Board of Directors or for other purposes. The process adopted by the Board permits stockholders to communicate with the Board either in writing, addressed to the Board at the Company's headquarters at 6350 South 3000 East, Salt Lake City, Utah 84121, or by e-mail, sent to boardofdirectors@overstock.com. All communications from stockholders regarding matters appropriate for stockholder communications with the Board and delivered as described will be delivered to one or more Board members. The determination whether a communication involves a matter appropriate for stockholder communications with the Board is made by either the General Counsel or the President.

        Annual Meeting Attendance

        Our policy is that Board members should attend annual stockholder meetings if reasonably possible. All four members of the Board attended the last annual stockholders meeting, which was held in May 2009.

        Code of Ethics

        We have adopted a code of ethics that applies to all of our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. We will provide a copy of the code of ethics to any person without charge, upon request. Requests for a copy of the code of ethics may be made in writing addressed to: General Counsel, Overstock.com, Inc., 6350 South 3000 East, Salt Lake City, Utah 84121.

        Policies and Procedures Regarding Related Party Transactions

        The Board has established a written policy and procedures for the review, approval or ratification of related party transactions. Under the Board's policy, any related party transaction that would be required to be disclosed pursuant to Item 404 of Regulation S-K is subject to the prior approval of the Audit Committee unless prior approval is not feasible, in which case the transaction is required to be considered at the Audit Committee's next meeting and, if the Audit Committee determines it to be appropriate, may be ratified at that meeting. In determining whether to approve or ratify a related party transaction, the Audit Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable to us than terms generally available from an unrelated person under the same or similar circumstances, and the extent of the related person's interest in the transaction. No member of the Audit Committee may participate in any approval or ratification of a related party transaction in which such member is a related person, other than to provide all material information regarding the transaction, including information regarding the extent of the member's interest in the transaction, to the Audit Committee. If a related party transaction will be ongoing, the Audit Committee may establish guidelines or other parameters or conditions relating to our participation in the transaction. The Audit Committee may from time to time pre-approve types or categories of transactions by related persons.

        Information Regarding Director Nominees and Other Directors

        Set forth below is certain information regarding the nominees for election and all other directors of Overstock whose term of office continues after the 2010 Annual Meeting. The specific experience, qualifications, attributes or skills that led the independent members of the Board to the conclusion that each of the following individuals should serve as a director for the Company are included in the descriptions below.

Class I Directors (Terms Expiring in 2012)

Name	Age	Position with the Company	Director Since
Patrick M. Byrne	47	Chief Executive Officer	October 1999
Barclay F. Corbus	43	None	March 2007

        Dr. Patrick M. Byrne has served as our Chief Executive Officer (principal executive officer) and as a Director since October 1999, as Chairman of the Board from February 2001 through October 2005, and since July 2006. From September 1997 to May 1999, Dr. Byrne served as President and Chief Executive Officer of Fechheimer Brothers, Inc., a manufacturer and distributor of uniforms. From 1995 until its sale in September 1999, Dr. Byrne was Chairman, President and Chief Executive Officer of Centricut, LLC, a manufacturer and distributor of industrial torch parts. From 1994 to the present, Dr. Byrne has served as a Manager of the Haverford Group, an investment company and an affiliate of Overstock. Dr. Byrne has a Bachelor of Arts degree in Chinese studies from Dartmouth College, a Master's Degree from Cambridge University as a Marshall Scholar, and a Ph.D. in philosophy from Stanford University. Dr. Byrne has led the Company from revenues of approximately $1.8 million in 1999 to over $875 million for the year ended December 31, 2009. He has served as our chief executive officer the entire time, and has also been directly in charge of marketing, merchandising and other senior executive management functions from time to time. In addition to being the Company's founder, largest stockholder and chief executive officer, Dr. Byrne has led and continues to lead the development of the Company's evolving business model. Dr. Byrne's experiences with the Company and his proven ability to lead the ongoing development of the Company's business model are of substantial importance to us.

        Mr. Barclay F. Corbus has served as a Director of Overstock since March 2007. He is a member of the Audit Committee and Chairman of the Compensation Committee. Mr. Corbus has served as Senior Vice President of Clean Energy Fuels Corp., a provider of vehicular natural gas, with responsibility for strategic development, since September 2007. He served as Co-CEO of WR Hambrecht + Co., an investment banking firm, from July 2004 to September 2007, and prior to that date served in other executive positions with WR Hambrecht + Co. Prior to joining WR Hambrecht + Co in March 1999, Mr. Corbus was in the investment banking group at Donaldson, Lufkin and Jenrette. Mr. Corbus graduated from Dartmouth College with a Bachelor of Arts Degree in Government and has a Master's

Degree of Business Administration in Finance from Columbia Business School. As a result of his work for WR Hambrecht+Co. and for Donaldson, Lufkin and Jenrette, Mr. Corbus has substantial experience in finance as well as management and strategic business planning, including experience analyzing and evaluating corporate business plans, capital structures and needs, and debt, equity and hybrid financing alternatives. As a result of his work for Clean Energy Fuels Corp, Mr. Corbus also has substantial direct experience in strategic planning. All of these areas are of substantial importance to us.

Nominees for Class II Directors (Term Expiring in 2013)

Name	Age	Position with the Company	Director Since
Joseph J. Tabacco, Jr.	61	None	June 2007
John J. Byrne	77	None	October 1999 to October 2002 and April 2004 to July 2006

        Mr. Joseph J. Tabacco, Jr. has served as a Director of Overstock since June 2007. Mr. Tabacco is currently a member of Class III, but has volunteered to stand for re-election as a Class II member of the Board at the 2010 annual meeting in order to help balance the number of directors in each class. If for any reason Mr. Tabacco is not elected to Class II at the 2010 annual meeting, Mr. Tabacco would remain a member of the Board serving in Class III until the 2011 annual meeting. Mr. Tabacco is a member of the Audit Committee and the Compensation Committee. For more than the last five years Mr. Tabacco has served as the managing partner of the San Francisco office of Berman DeValerio (formerly Berman DeValerio Pease Tabacco Burt & Pucillo). A 1974 honors graduate of George Washington University School of Law, Mr. Tabacco litigates antitrust, securities fraud, commercial high tech, and intellectual property matters. Since entering private practice in the early 1980s, Mr. Tabacco has served as trial or lead counsel in numerous antitrust and securities cases and has been involved in all aspects of state and federal litigation. Prior to 1981, Mr. Tabacco served as senior trial attorney for the U.S. Department of Justice, Antitrust Division, and in both the Central District of California and the Southern District of New York. Mr. Tabacco frequently lectures and authors articles on securities and antitrust law issues and is a member of the Advisory Board of the Institute for Consumer Antitrust Studies at Loyola University Chicago School of Law. Mr. Tabacco is also a former teaching fellow of the Attorney General's Advocacy Institute in Washington, D.C., and has served on the faculty of ALI-ABA on programs about U.S.-Canadian business litigation and trial of complex securities cases. Mr. Tabacco has extensive experience as a practicing attorney, litigating in the fields of securities fraud, corporate governance, general business litigation and antitrust litigation. His experience includes substantial litigation on behalf of investors, including public pension funds and other institutional investors as well as individual investors, in a wide variety of cases involving publicly traded companies. As a result of his antitrust experience he has substantial education and experience in U.S. and international business economics and business practices, as well as familiarity with state and federal competition laws and intellectual property rights. Through his decades of litigation experience and counseling he has developed substantial knowledge of principles of good corporate governance and corporate disclosure obligations. All of these areas are of substantial importance to us.

        John J. Byrne has previously served as a Director of Overstock from October 1999 to October 2002 and from April 2004 to July 2006, and as Chairman of the Board from October 2005 to July 2006. Mr. Byrne served as Chairman of the Board of White Mountains Insurance Group, Ltd., a financial services holding company, from 1985 to 2003, and from 2005 to 2006, and was its Chief Executive Officer and President from 1985 until his first retirement in 1997, and then served as Chief Executive Officer again from 2000 to December 2002. Prior to that he served as Chairman and Chief Executive Officer of GEICO from 1976 to 1985. Earlier in his career, Mr. Byrne spent eight years with the Travelers Insurance Companies, most recently as Executive Vice President. Mr. Byrne has also served as a director of American Express Company, Martin Marietta Corporation, Lehman Brothers, Inc.,

MidOcean Group of Companies, Zurich Re, Terra Nova (Bermuda) Holdings, Integro, and OneBeacon Insurance Group. Mr. Byrne has served as an Overseer of the Amos Tuck School of Business Administration of Dartmouth College and of the Rutgers University Foundation and was a member of the Stanford Graduate School of Business Advisory Council and of the Stanford Research Institute Advisory Council. Mr. Byrne has a Bachelor of Science from Rutgers University, a graduate degree in Mathematics from the University of Michigan and is a Member of the American Academy of Actuaries. In 2009, Mr. Byrne was elected to the International Insurance Hall of Fame. Mr. Byrne's business experience, including his experiences as Chairman and Chief Executive Officer of GEICO and his substantial experience as a director of several large complex businesses, have in the past been of substantial importance to us, and would be again upon his re-election to the Board. John J. Byrne is the father of Patrick M. Byrne, who is Chairman of the Board and the Chief Executive Officer of Overstock.

Class III Directors (Term Expiring in 2011)

Name	Age	Position with the Company	Director Since
Allison H. Abraham	47	None	March 2002
Joseph J. Tabacco, Jr.(1)	61	None	June 2007

(1)
As described in this proxy statement, Mr. Tabacco is currently a member of Class III, but is standing for re-election to the Board as a member of Class II. See "Nominees for Class II Directors," above.

        Ms. Allison H. Abraham has served as a Director of Overstock since March 2002 and is currently the President of the Newton School, a non-profit, private school located in Sterling, Virginia. She is Chairwoman of the Audit Committee and a member of the Compensation Committee. Ms. Abraham served as President and as a director of LifeMinders, Inc., an online direct marketing company, from May 2000 until the acquisition of LifeMinders by Cross Media Marketing Corp. in October 2001. Prior to joining LifeMinders, Ms. Abraham served as Chief Operating Officer of iVillage Inc., an online media company, from May 1998 to May 2000. From February 1997 to April 1998, Ms. Abraham was President, Chief Operating Officer and a director of Shoppers Express, an online grocery service, and also served as Vice President of Sales and Marketing for several months prior to her promotion. From 1992 to 1996, Ms. Abraham held several marketing and management positions at Ameritech Corporation. She was employed at American Express Travel Related Services in New York City from 1988 to 1992, focusing on the launch of new products and loyalty programs. Ms. Abraham holds a Bachelor of Arts Degree in Economics from Tufts University and a Master's Degree of Business Administration from the Darden School at the University of Virginia. Ms. Abraham has substantial marketing experience and experience running online marketing companies. These experiences are directly relevant to the Company's business. Her marketing experience includes her work for American Express Travel Related Services and her marketing and management positions at Ameritech Corporation. As a result of her experiences as Vice President of Sales and Marketing and subsequently as President, Chief Operating Officer and a director of Shoppers Express, as Chief Operating Officer of iVillage Inc., and as President and as a director of LifeMinders, Inc., Ms. Abraham has significant experience in areas of substantial importance to us.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        The members of the Compensation Committee during 2009 were Barclay F. Corbus (Chair), Allison H. Abraham and Joseph J. Tabacco, Jr. During 2009:

  •
  None of the members of the Compensation Committee was an officer (or former officer) or employee of the Company or any of its subsidiaries;

  •
  None of the members of the Compensation Committee had any relationship requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K; and

  •
  None of the Company's executive officers served on the compensation committee or other board committee performing equivalent functions or as a member of the board of directors of another entity, one of whose executive officers served on the Company's Board or Compensation Committee or other board committee performing equivalent functions.

COMPENSATION DISCUSSION AND ANALYSIS

        Introduction

        The Compensation Committee administers our executive compensation program. The Compensation Committee, which is composed entirely of independent directors, is responsible for reviewing and approving the compensation policies for executive officers and directors, for reviewing and approving all forms of compensation for our executive officers and directors, for administering our incentive compensation programs (including our 2005 Equity Incentive Plan), for approving and overseeing the administration of our employee benefits programs other than medical benefits programs, and for providing insight and guidance to management with respect to employee compensation and retention generally. Following is a discussion of the objectives and implementation of our executive compensation programs.

        The Compensation Committee operates under a charter adopted by the Board of Directors. The Compensation Committee periodically reviews the adequacy of its charter and recommends changes to the Board for approval as it considers appropriate. The Compensation Committee meets at scheduled times during the year and also acts upon occasion by written consent. The Compensation Committee reports on its activities and makes Compensation Committee recommendations at meetings of the Board. The Compensation Committee reviews comparative executive compensation information from other public companies and surveys, approves executive salary adjustments, approves awards under incentive/bonus plans, approves discretionary bonuses to executive officers, and administers the Company's 2005 Equity Incentive Plan. Additionally, from time to time, the Compensation Committee reviews other human resource issues, including qualified and non-qualified benefits, management performance appraisals, and succession planning. Our Chief Executive Officer, our President, our Senior Vice President, Finance and Risk Management, our Senior Vice President, Supply Chain and Human Capital Management, and our other executive officers make recommendations and participate with respect to compensation decisions concerning other executive officers, and provide information and make recommendations to the Compensation Committee regarding the amount and form of director compensation. The Compensation Committee has not delegated any of its authority to any other person.

        Compensation Objectives

        Our executive compensation programs seek to attract and retain highly competent executive management who will build long-term economic value for the Company. Our general compensation philosophy for our executives in the past has been that the executive salary levels should be modest in comparison to those paid at comparable companies, and that executives' opportunities for more significant compensation should be tied closely to our performance. Beginning with 2010, we intend to increase our executives' cash compensation to levels reasonably comparable to those paid at comparable companies. We strive to maintain a relatively egalitarian compensation structure among our senior management team, as we believe that paying most of our executive team the same annual salary (except for our Chief Executive Officer, who has refused to accept any salary or bonus since our inception, and our President, who received an annual salary at a rate of $250,000 during 2009) fosters an environment of teamwork that benefits the Company. We also try to foster an environment in which management leads by example. In addition to the fact that our Chief Executive Officer refuses to accept any salary or bonus, at the request of the rest of our senior management team, none of our executives received any bonus payment with respect to 2008. Further, our three-year Performance Share Plan terminated on December 31, 2008 without any payment having been made to any participant in the plan, because we did not achieve the objectives contemplated by the plan. Executive bonuses paid in early 2010 with respect to 2009 performance were paid as part of a 2009 Company-wide bonus pool, as described in detail below.

        The objectives of our executive compensation plans and programs are to:

  •
  Emphasize the enhancement of the long-term economic value of the Company;

  •
  Retain the senior executives; and

  •
  Deliver the total executive compensation package in a cost-effective manner.

        Our executive compensation policy is designed to reward decisions and actions that have a positive effect on our financial performance and long-term stock value. We have changed our approach to equity awards from the use of a performance share plan and the periodic grant of stock options, to the periodic grant of restricted stock unit awards. The reason for the change is that the performance share plan and the options we previously utilized each tended to have binary outcomes (they either had value to the recipients or they had no value at all to the recipients), and we found that this sometimes had more of a demoralizing effect on the recipients than the motivational effect we had intended. Since our Performance Share Plan was designed to have no value to the Named Executive Officers or other participants if our economic value failed to increase as contemplated by the plan, in that respect the plan did work as intended. However, the Performance Share Plan and the stock option awards were also intended to have positive motivational effects. Because awards under the three-year Performance Share Plan turned out to have no value at all to the recipients, and because a large percentage of the option grants we had previously made to our executives have expired or have been out of the money for a substantial period of time, the motivational effects of the plan and awards may have been limited. Consequently, beginning in January 2008, we began making restricted stock unit grants under the 2005 Equity Incentive Plan in an effort to create an equity awards system that will have long-term motivational effects, subject to compliance with the vesting requirements, tied directly to our stock price. We believe that periodic restricted stock unit grants made over a number of years will have the desired effect of providing appropriate incentives tied to the market price of the common stock over a long period of time, without encouraging short-term or inappropriate management decisions.

        The cash bonus pool is an annual target bonus pool, and is intended to provide economic incentives to the executives on an annual basis. The 2009 bonus pool is discussed in detail below, but the objective is to provide an annual cash incentive tied to our annual performance, with the actual amount, if any, paid to each executive being partially dependent on the Compensation Committee's subjective evaluation of the contributions made by the executive.

        The accounting and tax treatment of particular forms of compensation generally do not affect the Compensation Committee's compensation decisions.

        In setting the amounts of each component of an executive's compensation and considering his or her overall compensation package, the Compensation Committee periodically reviews the history of each executive's salary, bonuses and equity-based grants in prior years. In setting 2009 salaries, the

Compensation Committee did not engage in any benchmarking of total compensation or any material component of compensation, but did review market data to ensure that it was aware of current compensation practices. In early 2009 the Compensation Committee reviewed cash compensation practices at each of EnergySolutions, Headwaters, Inc., Nu Skin Enterprises and USANA Health Sciences, each of which is a publicly-traded company based in Utah with revenues ranging from approximately $400 million to $1.8 billion. We selected those four companies because we believe that other public companies based in Utah are the most likely competition for our executives, and those four had revenues reasonably similar to our revenues. The Compensation Committee's review of these companies did not have any effect on the 2009 salary decisions. See "Elements of Compensation—Base Salary," below.

        In setting the bonuses paid to our executives with respect to 2009, in early 2010 the Compensation Committee again reviewed market data to ensure that it was aware of current compensation practices. The Compensation Committee reviewed total cash compensation data reported by the same Utah-based public companies described above, as well as nation-wide public non-store retail companies for 2008, 2007, and 2006 with 2008 revenues ranging from approximately $900 million to $1.5 billion, as well as information from Amazon.com. The Utah-based companies reviewed were chosen for the same reasons described above. The nation-wide public non-store retail companies reviewed were IAC/InterActive Corp., Netflix, GSI Commerce, 1-800-Flowers, Coldwater Creek and Amazon.com, all of which were chosen because they are online retailers. In reviewing this information, the Compensation Committee reviewed 2006-2008 cash compensation (as well as 2006-2008 revenues and operating profits or losses) for specific executive positions assembled by a compensation consulting firm. See "Role of Compensation Consultants," and "Elements of Compensation—2009 Bonus Pool," below.

        Role of Compensation Consultants

        During 2009 we engaged Strategic Compensation Planning, Inc., a compensation planning firm based in Malvern, Pennsylvania ("SCP") to review our executive and director compensation levels and practices in light of prevailing industry practices and trends. Our engagement of SCP and coordination of its work for us were supervised by the Company's Senior Vice President, Supply Chain and Human Capital Management, and the Company's Senior Vice President, Finance and Risk Management. We asked SCP to provide information regarding compensation practices for selected positions and to offer suggestions to strengthen our compensation programs for critical management positions and various board roles. SCP provided median salary and total annual cash compensation data for 17 executive positions, on both a national level and a Salt Lake City level, and also provided observations about our executive and Board compensation policies. SCP did not attend any meetings of the Board or Compensation Committee or provide any additional services to us during 2009. The Compensation Committee also reviewed information from the Economic Research Institute database to obtain additional information regarding executive compensation practices.

        Elements of Compensation

        The elements of total compensation for which our named executive officers identified in the Summary Compensation Table below (the "Named Executive Officers") other than our Chief Executive Officer (the "CEO") were eligible during 2009 were as follows:

  •
  Base salary;

  •
  Annual cash bonuses as part of a bonus pool;

  •
  Awards under our 2005 Equity Incentive Plan;

  •
  Matching contributions under our 401(k) plan; and

  •
  Benefits under our health and welfare benefits plans.

        Beginning in 2010, we will allow executives to defer payment of compensation under a non-qualified deferred compensation plan. Each of these elements is discussed below.

        Our CEO.    In January 2009 our CEO received a grant of 20,000 restricted stock units under our 2005 Equity Incentive Plan, but declined to accept any other compensation during or relating to 2009. The restricted stock units vest over a three-year period commencing on the date of grant at the rate of 25% at the end of year one, 25% at the end of year two, and 50% at the end of year three.

        Base Salary.    The base salaries of the Named Executive Officers are generally reviewed by the Compensation Committee annually. Salaries for the named executive officers in 2009 were maintained or set at $200,000 each, except for our CEO, Patrick Byrne, who did not receive any salary, and except for Mr. Johnson (who had been appointed to serve as our President), whose salary was increased to $225,000 concurrently with his promotion and later to $250,000. In setting the 2009 salaries, the Compensation Committee determined not to increase or decrease salaries (except for Mr. Johnson, as described above, and Mr. Chesnut, who joined us in January 2009) from their 2007-2008 levels. Salary income for each Named Executive Officer for calendar year 2009 is reported in the Summary Compensation Table.

        2009 Bonus Pool.    Annual cash bonuses were paid in early 2010 with respect to 2009. The amounts paid to the Named Executive Officers were determined by the Compensation Committee after the end of the year and were intended to serve both as recognition for individual and Company performance and as a retention mechanism. The amounts of the bonuses were determined by the Compensation Committee based on recommendations made by management, with the active participation of the Chief Executive Officer and the President, and on the Compensation Committee's subjective view of the performance of the respective Named Executive Officers during the prior year. In determining the amount of the bonuses to be paid to the Named Executive Officers, the Compensation Committee established the aggregate amount of the bonus pool to be paid to all eligible Company employees (approximately 1,200 employees), including the Named Executive Officers, as described below, and then allocated the aggregate amount to the eligible employees, including the Named Executive Officers, based on the recommendation of management, including the active participation of the Chief Executive Officer and the President. The amounts of the bonuses were intended to be sufficient to enable us to retain the services of the Named Executive Officers, and to be meaningful to the Named Executive Officers as recognition for performance during the past year, but without being more than the amounts necessary to achieve these purposes. The 2009 bonus pool was originally intended to be equal to 30% of the improvement in contribution (which for this purpose consisted of net income adjusted for the employee bonus pool, depreciation and amortization, stock-based compensation expenses, expenses incurred in connection with our prime broker litigation and related matters, capital expenditures, restructuring charges, and other miscellaneous amounts) achieved in 2009 over 2008. The Compensation Committee subsequently modified the objective to be equal to 25% of the improvement in contribution (contribution definition was modified from the original definition to exclude capital structure expenses). The Compensation Committee had authority to determine the actual amount of the bonus pool, as well as the employees or classes or other groups of employees, if any, eligible to participate in the bonus pool, and to determine the amount of any bonus to be paid to any Company employee, including any Named Executive Officer, with respect to 2009. In February 2010, the Compensation Committee ultimately set the aggregate bonus pool at approximately $7 million, or 30% of the improvement in contribution, as described above. In setting the amount of the bonus pool and the bonuses payable to the Named Executive Officers, the Compensation Committee considered the expected effects of the restatement of the Company's financial statements. In setting the 2009 bonuses payable to the Named Executive Officers from the 2009 bonus pool, the Compensation Committee also considered the comparable companies information it had reviewed as described above, but did not set or determine the amount of the bonuses by reference to the comparable companies.

        Our Senior Vice President, Finance and Risk Management, Mr. Stephen Chesnut, joined us in January 2009. Upon joining us, Mr. Chesnut received a $30,000 signing bonus, as well as reimbursement of relocation and health insurance costs aggregating $21,000. We agreed to pay Mr. Chesnut an annual base salary of $200,000, and agreed that he would be entitled to participate in any Company bonus plan approved by the Board of Directors for 2009. We also agreed, subject to approval of the Board of Directors, that the Company would make a restricted stock unit grant to Mr. Chesnut of at least 10,000 restricted stock units under the Company's 2005 Equity Incentive Plan, subject to a three-year vesting schedule and on substantially the same terms as those of grants previously made by the Company to other executive officers.

        The bonus and other cash amounts paid to each Named Executive Officer for calendar year 2009 are reported in the Summary Compensation Table.

        2005 Equity Incentive Plan.    We use the grant of awards under our 2005 Equity Incentive Plan to provide long-term incentive compensation opportunities to our key employees, including the Named Executive Officers. The plan was most recently reapproved by the stockholders in 2008 and provides for the grant of awards, including qualified and non-qualified stock options to purchase shares of our common stock. Options granted under the plan have been granted at a per share exercise price which is not less than 100% of the fair market value of the underlying shares on the date that the option is granted. Accordingly, options granted under the plan have no intrinsic value unless the market price of our common stock increases after the date of grant. We have not granted any options since 2007. The plan also provides for the grant of restricted stock awards and other types of awards, although prior to 2008 we had not made any such awards. The plan is designed to provide at-risk (incentive) compensation that aligns management's financial interests with those of our stockholders and encourages management ownership of our common stock. Beginning in 2008, the Compensation Committee has approved annual grants of restricted stock units under the plan. The Compensation Committee determines the number of restricted stock units to be granted to key employees, including Named Executive Officers, based on a recommendation of management including the active participation of the Chief Executive Officer and the President, by determining the aggregate amount it considers appropriate for the entire group and allocating the awards on the basis of management's recommendation and the Compensation Committee's subjective views of the relative ability of individuals and groups of key employees to make positive contributions to the Company. We generally make equity grants to key employees, including Named Executive Officers, annually at a regularly scheduled Compensation Committee meeting typically held in January or February of each year, but otherwise have not adopted any specific policy regarding the amount or timing of any stock-based compensation under the plan. We do not, and have not, backdated or repriced options. The aggregate grant date fair value of equity-based awards is set forth in the Summary Compensation Table. Information concerning the number of options and restricted stock units held by each Named Executive Officer as of December 31, 2009 is set forth in the Outstanding Equity Awards at Fiscal Year-End Table.

        401(k) Plan.    We maintain a 401(k) plan, in which Named Executive Officers may participate. During 2009 we matched 50% of participants' contributions on up to 6% of their salaries and contributed 2% as a profit-sharing contribution. The amounts of matching contributions and profit sharing contributions allocated to our Named Executive Officers are set forth in the Summary Compensation Table. Participation in the 401(k) plan is available to employees on a non-discriminatory basis.

        Health and Welfare Benefits.    We provide health, life and disability insurance and other employee benefits programs to our employees, including our Named Executive Officers. Our employee benefits plans are provided on a non-discriminatory basis to all employees.

        Why We Pay these Elements of Compensation; How We Determine the Amounts; and Interrelationships of these Elements.    The main elements of compensation we paid our Named Executive Officers (other than our Chief Executive Officer) for 2009 were (i) base salary, (ii) bonus payments under the bonus pool, and (iii) restricted stock unit grants. The three elements operate independently of one another, although in setting them, the Compensation Committee considers the value of each component and the total value of the compensation package being provided to each of the Named Executive Officers, as well as the history of each officer's compensation package. The base salaries we paid during 2009 ($200,000 to each Named Executive Officer other than our Chief Executive Officer and our President) were paid in order to retain the services of those executives. We paid our President more ($225,000 increasing to $250,000) because of his Company-wide responsibilities. We did not pay our Chief Executive Officer any base salary solely because he declined to accept any salary.

        We paid cash bonuses to our Named Executive Officers for 2009 (paid in early 2010) as part of an incentive bonus pool program described above under "2009 Bonus Pool." The reason we implemented the bonus pool was to establish a broad-based annual cash incentive plan designed to reward executives and key employees as a group for improvement in our 2009 financial performance. The aggregate amount of the bonus pool was determined as described above, and the amounts allocated to each Named Executive Officer (other than the Chief Executive Officer, who has never accepted any bonus or salary) were determined based on the recommendations of management, with the active participation of the Chief Executive Officer, the President, and the Senior Vice President, Supply Chain and Human Capital Management, and on the Compensation Committee's subjective views of the performance of the Named Executive Officers and review of the comparable company information described above.

        We granted restricted stock units to our Named Executive Officers and other key employees in early 2009 to provide long-term incentive compensation tied directly to the price of the Company's common stock. The grants are intended to have a retention effect, as they vest over a three-year period, with 50% of the grant vesting at the end of the third year. They are also intended to provide reasonable incentives tied to the price of the Company's common stock, which we believe to be in the best interests of stockholders generally. We determined the number of restricted stock units to be granted to the Named Executive Officers by choosing amounts we believed would provide meaningful economic incentives to the Named Executive Officers, but without being more than the amount necessary to provide those incentives.

        The 401(k) plan contributions and the health and welfare benefits we provide are intended to help make our overall compensation packages more attractive to all our employees, including our Named Executive Officers.

        Nonqualified Deferred Compensation Plan

        In December 2009 we adopted a nonqualified deferred compensation plan for senior management (the "Deferred Compensation Plan"). The Deferred Compensation Plan allows participants to defer receipt of compensation otherwise payable to them under our existing compensation plans, and also permits us to make discretionary contributions to participants' accounts. Participants will be permitted to select from a limited number of investment alternatives to be made available under the Plan. Under the terms of the Deferred Compensation Plan, eligible members of senior management, including the Named Executive Officers, may defer receipt of their compensation, including up to 50% of their salaries and up to 90% of their bonuses. Deferral elections were first made in late December 2009, but did not take effect until January 1, 2010. We may, though we have no obligation to, make discretionary contributions on behalf of a participant in the Deferred Compensation Plan, in such form and amount as we deem appropriate. To date, we have not made any contributions to the Deferred Compensation Plan on behalf of any Named Executive Officer.

         Executive Compensation Action Taken After Year-End

        In February 2010 the Compensation Committee set 2010 salaries for our Named Executive Officers. Patrick Byrne, our Chief Executive Officer, declined to accept any salary for 2010. The Compensation Committee increased salaries for the other Named Executive Officers as follows: Mr. Johnson: $350,000; Mr. Chesnut: $300,000; Ms. Simon: $300,000; and Mr. Peterson: $300,000. At the same time, the Compensation Committee approved bonuses relating to 2009 as follows: Mr. Johnson: $225,000; Mr. Chesnut: $180,000; Ms. Simon: $180,000; Mr. Peterson: $180,000; and Mr. Chidester: $180,000. Mr. Byrne declined to accept any bonus relating to 2009 or any salary relating to 2010.

        In February 2010 the Compensation Committee also approved the grant of restricted stock units under the Company's 2005 Equity Incentive Plan to employees of the Company, including the Named Executive Officers. The number of restricted stock units granted to Named Executive Officers were as follow: Mr. Byrne: 15,000; Mr. Johnson: 15,000; Mr. Chesnut: 15,000; Ms. Simon: 15,000; Mr. Peterson: 15,000; and Mr. Chidester: 0. Restricted stock units vest over a three-year period commencing on the date of grant at the rate of 25% at the end of year one, 25% at the end of year two, and 50% at the end of year three.

        In February 2010 the Compensation Committee also approved an executive target bonus pool plan (the "2010 Bonus Plan"). The 2010 Bonus Plan is a discretionary bonus pool plan, subject to adjustment, upward or downward, by the Compensation Committee after 2010 results are available. Approximately 15 executives, including the Named Executive Officers, are expected to be eligible to participate in any bonuses ultimately paid under the 2010 Bonus Plan. The target amount of the total executive bonus pool, which would be reached if the Measurement Amount (as described below) equals the amount targeted in the Company's 2010 plan, is approximately $1.4 million (the "Total Target Amount") and is equal to a percentage of our planned improvement in the Measurement Amount (which for this purpose consists of net income adjusted for depreciation and amortization, stock-based compensation expenses, capital structure expenses, expenses incurred in connection with our prime broker litigation and related matters, capital expenditures, restructuring charges, and other miscellaneous expenses) achieved in 2010 over 2009, subject to adjustment by the Compensation Committee. Subject to adjustment by the Compensation Committee, the actual aggregate amount of the bonus pool under the 2010 Bonus Plan is expected to be the Total Target Amount increased or decreased in relation to how actual 2010 Measurement Amount performance deviates from our internal plan. This increase or decrease is to be calculated by squaring the actual Measurement Amount performance as a percent of the planned Measurement Amount. For example, if the actual Measurement Amount for 2010 equals 120% of the planned Measurement Amount, the aggregate executive bonus pool would be 144% of the Total Target Amount, or approximately $2.0 million (subject to adjustment by the Compensation Committee). If the actual Measurement Amount for 2010 equals 80% of the planned Measurement Amount, the aggregate executive bonus pool would be 64% of the Total Target Amount, or approximately $900,000 (subject to adjustment by the Compensation Committee). The Named Executive Officers are expected to be eligible to receive bonus payments in early 2011 under the 2010 Bonus Plan. The amounts payable to each of the Named Executive Officers is not determinable at present; however, if the actual amount of the executive bonus pool is equal to the Total Target Amount, the Named Executive Officers would be expected to receive the following amounts: Mr. Byrne: $0 (because he has declined to participate in the bonus plan); Mr. Johnson: $150,000; Mr. Chesnut: $100,000; Ms. Simon: $100,000; and Mr. Peterson: $100,000; subject, in each case, to adjustment by the Compensation Committee.

        Timing of Equity Awards

        We did not grant stock options to any of our Named Executive Officers during 2009. We do not have any program, plan or practice to time option grants, restricted stock unit awards or any other equity awards to our Named Executive Officers or to any other employee in coordination with the release of material non-public information. The Company's Board of Directors and Board committees, including the Compensation Committee, normally schedule their regular meetings at least a year in advance. Meetings of the Compensation Committee are generally held in connection with the regularly scheduled Board meetings. The meetings are scheduled in an effort to meet a number of different timing objectives, including the review of financial results and the review of press releases and filings containing financial results. If the Compensation Committee approves stock option grants or other equity awards at future regularly scheduled meetings, those grants or other equity awards may be made shortly before or after the public release of financial results or other material information. However, if that were to occur, it would be as a result of the fact that the Compensation Committee holds its meetings in connection with the Board meetings, not as a result of a program, plan or practice to time option grants or other equity awards. We also do not set the grant date of any stock option grants or other equity awards to new executives in coordination with the release of material non-public information, and we have not timed, and do not plan to time, the release of material non-public information for the purpose of affecting the value of executive compensation.

        Severance And Change of Control Arrangements

        None of our executive officers has any contractual right to any severance or change of control payments under any employment or severance agreement. Our executive officers hold options and restricted stock units issued under our 2005 Equity Incentive Plan, and the vesting of awards issued under the plan may be accelerated, under certain circumstances, upon or in connection with a change of control of the Company or upon the termination of the employment of the holder within a period of time after a change of control has occurred. The 2005 Equity Incentive Plan provides that in the event of a merger or change of control (as defined in the plan) outstanding awards shall be assumed by the successor or an equivalent award shall be substituted, or the award shall vest and the participant will have the right to exercise the award. In addition, as described above, in December 2009 we adopted the Deferred Compensation Plan, which allows participants to defer receipt of compensation otherwise payable to them under our existing compensation plans, and also permits us to make discretionary contributions to participants' accounts. Participants are fully vested in all amounts deferred and any earnings or losses on those deferrals at all times. Upon termination of service due to retirement, disability or death, a participant becomes fully vested in any additional amounts, including any discretionary contributions we make, credited to his or her account. To date, we have not made any contributions to the Deferred Compensation Plan on behalf of any Named Executive Officer.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with management. Based on its review and discussions with management, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in the Company's 2010 proxy statement and incorporated by reference into the Company's Annual Report on Form 10-K for 2009.

Barclay F. Corbus (Chair)
Allison H. Abraham
Joseph J. Tabacco, Jr.

        Compensation Paid to Executive Officers

        The following table sets forth information for the three years ended December 31, 2009 concerning the compensation for services in all capacities to the Company and its subsidiaries of our principal executive officer, both persons who served as our principal financial officer for any portion of 2009, and our other three most highly compensated executive officers, calculated in accordance with the SEC's rules. We refer to these individuals throughout this proxy statement as the "Named Executive Officers."

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus(1) ($)		Stock Awards(2) ($)		Option Awards(2) ($)		All Other Compensation(3) ($)		Total ($)
Patrick M. Byrne,	2009		$0		$0		$197,800		$0		$0		$197,800
Chief Executive Officer and	2008		$0		$0		$183,150		$0		$0		$183,150
Chairman of the Board of	2007		$0		$0		$0		$0		$0		$0
Directors
Jonathan E. Johnson III,	2009		$248,958		$225,000		$154,284		$0		$7,438		$635,680
President and Corporate	2008		$209,760		$0		$183,150		$0		$11,787		$404,697
Secretary	2007		$195,833		$225,000		$0		$442,400		$11,225		$874,458
Stephen J. Chesnut,	2009		$190,256		$210,000		$98,900		$0		$1,250		$500,406
Senior Vice President,	2008	$	N/A	$	N/A	$	N/A	$	N/A	$	N/A	$	N/A
Finance and Risk	2007	$	N/A	$	N/A	$	N/A	$	N/A	$	N/A	$	N/A
Management(4)
Stormy D. Simon,	2009		$200,000		$181,000		$158,240		$0		$6,000		$545,240
Senior Vice President,	2008		$200,000		$0		$183,150		$0		$11,525		$394,675
Marketing and	2007		$195,833		$225,000		$0		$442,400		$11,225		$874,458
Customer Care
Samuel J. Peterson,	2009		$201,033		$183,000		$154,284		$0		$6,000		$544,317
Senior Vice President,	2008		$200,000		$0		$183,150		$0		$10,025		$393,175
Information Technology	2007		$195,833		$175,000		$0		$387,100		$11,225		$769,158
David K. Chidester,	2009		$201,022		$180,000		$49,450		$0		$102,922		$533,394
Senior Vice President,	2008		$200,000		$0		$183,150		$0		$10,025		$393,175
Internal Reporting(5)	2007		$195,833		$175,000		$0		$387,100		$11,225		$769,158

(1)
Bonuses shown for 2007 were paid in February 2008 and relate to 2007. No bonuses were paid relating to 2008. Bonuses shown for 2009 were paid in February 2010 and relate to 2009.

(2)
The Stock Awards and Option Awards represent the grant date fair value, without reduction for estimated forfeitures, of stock awards and stock options granted to Named Executive Officers, determined in accordance with FASB ASC Topic 718 in 2009, 2008 and 2007. For a description of valuation assumptions, see Note 20 to our Consolidated Financial Statements included in our Form 10-K for the year ended December 31, 2009.

(3)
Amounts shown are 401(k) matching contributions from the Company and were made in the form of our common stock for amounts shown in 2007. For Mr. Chidester in 2009, it also includes $70,000 severance pay and $26,922 for accrued vacation benefits that were paid to him in cash in early 2010. See Note 5 below.

(4)
Mr. Chesnut joined the Company as our Senior Vice President, Finance on January 5, 2009.

(5)
Mr. Chidester served as our Senior Vice President, Finance (principal financial officer) until January 5, 2009, and as our Senior Vice President, Internal Reporting, until January 20, 2010.

         Grants of Plan-Based Awards

        The following table sets forth information concerning grants of awards pursuant to plans made to the Named Executive Officers during the year ended December 31, 2009.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units(1) (#)	Aggregate Grant Date Fair Value of Stock And Option Awards(2)
Patrick M. Byrne	January 13, 2009	20,000	$197,800
Jonathan E. Johnson III	January 13, 2009	15,600	$154,284
Stephen J. Chesnut	January 13, 2009	10,000	$98,900
Stormy D. Simon	January 13, 2009	16,000	$158,240
Samuel J. Peterson	January 13, 2009	15,600	$154,284
David K. Chidester	January 13, 2009	5,000	$49,450

(1)
Amounts reported relate to restricted stock unit grants under our 2005 Equity Incentive Plan.

(2)
The amounts represent the grant date fair value, without reduction for estimated forfeitures, of stock awards granted to Named Executive Officers, determined in accordance with FASB ASC Topic 718. The fair market value of the shares on the grant date was $9.89 per share. The shares vest 25% on the first anniversary of the grant date, 25% on the second anniversary of the grant date, and 50% on the third anniversary of the grant date.

  Outstanding Equity Awards at Fiscal Year-End

        The following table sets forth information concerning outstanding equity awards held by each Named Executive Officer as of December 31, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END(1)

	Option Awards(2)					Stock Awards(3)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units That Have Not Vested (#)	Market Value of Shares or Units That Have Not Vested ($)(4)	Award Grant Date
Patrick M. Byrne	—	—	—	—		11,250	152,550	01/14/08
	—	—	—	—		20,000	271,200	01/13/09
Jonathan E. Johnson III	28,800	11,200	17.08	02/06/17				02/07/07
	—	—	—	—		11,250	152,550	01/14/08
	—	—	—	—		15,600	211,536	01/13/09
Stephen J. Chesnut	—	—	—	—		10,000	135,600	01/13/09
Stormy D. Simon	10,000	—	58.30	01/24/10		—	—	01/25/05
	28,800	11,200	17.08	02/06/17		—	—	02/07/07
	—	—	—	—		11,250	152,550	01/14/08
	—	—	—	—		16,000	216,960	01/13/09
Samuel J. Peterson	25,200	9,800	17.08	02/06/17		—	—	02/07/07
	—	—	—	—		11,250	152,550	01/14/08
	—	—	—	—		15,600	211,536	01/13/09
David K. Chidester	25,200	9,800	17.08	02/06/17	(5)	—	—	02/07/07
	—	—	—	—		11,250	152,550	01/14/08
	—	—	—	—		5,000	67,800	01/13/09

(1)
Awards shown in this table consist of option and restricted stock unit grants under the Company's 2005 Equity Incentive Plan.

(2)
Grant dates are shown under "Award Grant Date." Options vest over the first four years of the option term at a rate of 28% at the end of the first year and 2% per month thereafter.

(3)
Grant dates are shown under "Award Grant Date." Restricted stock units vest over a three-year period commencing on the date of grant at the rate of 25% at the end of year one, 25% at the end of year two, and 50% at the end of year three.

(4)
Market values have been computed by multiplying the closing market price of the stock on December 31, 2009, which was $13.56, by the number of shares or units.

(5)
Mr. Chidester's options will terminate 90 days after the termination of his employment on January 20, 2010.

  Option Exercises and Stock Vested in 2009

OPTION EXERCISES AND STOCK VESTED

        The following table provides information regarding stock awards (restricted stock units) that vested during fiscal 2009. Stock award value realized is computed by multiplying the number of shares shown in the table by $9.25, which was the closing price of our stock on January 14, 2009, the date the stock awards vested. None of the Named Executive Officers exercised any options during 2009.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Patrick M. Byrne	3,750	34,688
Jonathan E. Johnson III	3,750	34,688
Stephen J. Chesnut	—	—
Stormy D. Simon	3,750	34,688
Samuel J. Peterson	3,750	34,688
David K. Chidester	3,750	34,688

        Compensation of Directors

        We pay our non-employee directors $60,000 annually at the rate of $15,000 per quarter, and grant options or restricted stock unit awards to our non-employee directors, generally at the first Board meeting after the director first joins the Board, and then periodically thereafter. In 2009 we granted restricted stock units to our non-employee directors as follows:

Name	Grant Date	Number of Restricted Stock Units Granted(1)	Closing Price of Common Stock on Date of Grant
Allison H. Abraham	May 6, 2009	7,500	$12.84
Barclay F. Corbus	May 6, 2009	7,500	$12.84
Joseph J. Tabacco, Jr.	May 6, 2009	7,500	$12.84
James V. Joyce(2)	January 13, 2009	10,000	$9.89

(1)
The restricted stock units vest over a three-year period commencing on the date of grant at the rate of 25% at the end of year one, 25% at the end of year two, and 50% at the end of year three.

(2)
Mr. Joyce resigned as of April 1, 2009 and has forfeited all unvested restricted stock units awards and stock options.

        In December 2009 we adopted a Non-Employee Directors Nonqualified Deferred Compensation Plan, which allows directors to defer receipt of compensation otherwise payable to them under our existing compensation plans. To date none of our directors have elected to participate in the Non-Employee Directors Nonqualified Deferred Compensation Plan.

        We also reimburse our directors for out-of-pocket expenses incurred in connection with attending Board and committee meetings. The following table sets forth information concerning compensation paid to or accrued by the Company with respect to each non-employee member of the Board of Directors during the year ended December 31, 2009.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards (2) ($)	Total ($)
Allison H. Abraham	$60,000	$96,300	$0	$156,300
Barclay F. Corbus	$60,000	$96,300	$0	$156,300
Joseph J. Tabacco, Jr.	$60,000	$96,300	$0	$156,300
James V. Joyce(3)	$1,250,000	$98,900	$0	$1,348,900

(1)
The Stock Awards represent the grant date fair value, without reduction for estimated forfeitures, of restricted stock awards granted to non-employee members of our Board of Directors, determined in accordance with FASB ASC Topic 718. Each non-employee director other than Mr. Joyce received a single grant of 7,500 restricted stock units on May 6, 2009. Mr. Joyce received a single grant of 10,000 restricted stock units on January 13, 2009. At December 31, 2009, the number of restricted stock units held by each non-employee director was as follows: Ms. Abraham: 11,250; Mr. Corbus: 11,250; and Mr. Tabacco: 11,250. See Note 3 below.

(2)
No stock option awards were granted to non-employee members of our Board of Directors during 2009. At December 31, 2009, the number of options held by each non-employee director was as follows: Ms. Abraham: 15,000; Mr. Corbus: 15,000; and Mr. Tabacco: 15,000. See Note 3 below.

(3)
Mr. Joyce resigned as of April 1, 2009 and has forfeited all unvested restricted stock units awards and stock options. See "Other Information—Certain Relationships and Related Transactions."

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Equity Acceleration

        Acceleration Upon Change in Control.    No Named Executive Officer is entitled to any payment or accelerated benefit in connection with a change in control of the Company, or a change in his or her responsibilities following a change in control, except for accelerated vesting of stock options and restricted stock units granted under our 2005 Equity Incentive Plan. The 2005 Equity Incentive Plan has complex definitions of "change in control" and resigning for "good reason." Generally speaking, a change in control occurs if (i) we sell or liquidate all or substantially all of our assets; (ii) with certain exceptions, someone, including a group, acquires beneficial ownership of 50% or more of our stock; (iii) a change in the composition of our Board occurs within a one-year period, resulting in less than a majority of our directors being persons approved by existing directors; or (iv) any merger or consolidation of the Company occurs with any other corporation, other than one resulting in the voting securities of the Company prior to the merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the total voting power of the Company or such surviving entity or its parent after such merger or consolidation.

        The 2005 Equity Incentive Plan is a "double trigger" plan, meaning that unvested stock options and unvested restricted stock units vest immediately only if (i) there is a change in control and (ii) if stock options and restricted stock units are assumed or substituted with stock options or restricted stock units of the surviving company, the participant is terminated or resigns for good reason within 18 months after the change in control. Generally speaking, a resignation is "for good reason" if it results from the resigning participant: (i) having materially reduced duties, title, authority or responsibilities; (ii) having his or her base salary reduced; (iii) having his or her primary work location moved to a facility or a location outside of a 35-mile radius from our present facility or location, or (iv) any act or set of facts or circumstances which would, under applicable case law or statute, constitute a constructive termination of the participant. If stock options or restricted stock units are not assumed or substituted with stock options or restricted stock units of the surviving company, they vest immediately upon a change in control. We believe "double-trigger" acceleration is appropriate because vesting is accelerated only if the retention purpose of time-vested equity compensation is defeated. This occurs upon a change in control only for participants who lose their long-term incentive compensation opportunity, which results if the acquiring company does not assume or substitute awards, or if the participants lose their jobs or resign for good reason.

        No Acceleration Upon Retirement, Death, Disability.    Neither options nor restricted stock units accelerate upon retirement, death or disability.

        The following table shows the estimated potential incremental value of additional stock options and restricted stock units that would have vested for our Named Executive Officers as of December 31, 2009 under the acceleration scenarios described above. For stock options, the value is $0 as the exercise price of all options that could have been accelerated exceeded the closing price of the underlying shares as of December 31, 2009 ($13.56). The accelerated restricted stock unit award value is calculated by multiplying the number of accelerated shares by the closing price of the underlying shares on December 31, 2009 ($13.56).

Name	Change in Control Only	Change in Control with No Replacement Equity	Change in Control plus Qualifying Termination
Patrick M. Byrne	$—	423,750	423,750
Jonathan E. Johnson III	$—	364,086	364,086
Stephen J. Chesnut	$—	135,600	135,600
Stormy D. Simon	$—	369,510	369,510
Samuel J. Peterson	$—	364,086	364,086
David K. Chidester(1)	$—	220,350	220,350

(1)
Mr. Chidester served as our Senior Vice President, Finance (principal financial officer) until January 5, 2009, and as our Senior Vice President, Internal Reporting, until January 20, 2010. Mr. Chidester is no longer eligible to receive any amount under any acceleration scenario.

        The following table shows the estimated potential aggregate amounts our Named Executive Officers could have realized from stock options, restricted stock units and Deferred Compensation Plan account distributions if their employment had terminated as of the last business day of fiscal 2009, both including and excluding amounts from accelerated vesting of stock options and restricted stock units as detailed in the table above. The "Total—No Acceleration" column assumes none of the acceleration scenarios covered above has occurred. The "Total—With Acceleration" column assumes acceleration of all unvested stock options and restricted stock units under one or more of the scenarios covered above.

Name	Aggregate Value of Vested Equity Awards ($)	Deferred Compensation Plan Account Balances ($)(1)	Total—No Acceleration ($)	Aggregate Value of Unvested Equity Awards ($)	Total—With Acceleration ($)
Patrick M. Byrne	—	—	—	423,750	423,750
Jonathan E. Johnson III	—	—	—	364,086	364,086
Stephen J. Chesnut	—	—	—	135,600	135,600
Stormy D. Simon	—	—	—	369,510	369,510
Samuel J. Peterson	—	—	—	364,086	364,086
David K. Chidester	—	—	—	220,350	220,350

(1)
To date we have not made any contributions to the Deferred Compensation Plan on behalf of any Named Executive Officer.

Deferred Compensation Plan

        As described above, in December 2009 we adopted a Deferred Compensation Plan, which allows participants to defer receipt of compensation otherwise payable to them under our existing compensation plans, and also permits us to make discretionary contributions to participants' accounts. Participants are fully vested in all amounts deferred and any earnings or losses on those deferrals at all times. Upon termination of service due to retirement, disability or death, a participant becomes fully vested in any additional amounts, including any discretionary contributions we make, credited to his or her account. To date, we have not made any contributions to the Deferred Compensation Plan on behalf of any Named Executive Officer.

EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information as of December 31, 2009 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance
Equity compensation plans approved by security holders	1,361,733	$10.74	1,182,198
Equity compensation plans not approved by security holders	None	N/A	N/A
Total	1,361,733	$10.74	1,182,198

(1)
The weighted average exercise price excluding restricted stock units is $20.29.

REPORT OF THE AUDIT COMMITTEE

        Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, that might incorporate this Proxy Statement or future filings with the SEC, in whole or in part, the following report shall not be deemed to be incorporated by reference into any such filings.

        The following report concerns the Audit Committee's activities regarding oversight of the Company's financial reporting and auditing process.

        The Audit Committee is composed solely of independent directors, as defined by Nasdaq rules, and operates under a written charter adopted by the Board of Directors. The composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are intended to be in accordance with applicable requirements for corporate audit committees. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis.

        As described more fully in its charter, the purpose of the Audit Committee is to provide general oversight of the Company's financial reporting, internal control and audit functions. Management is responsible for the preparation, presentation and integrity of the Company's financial statements, accounting and financial reporting principles, and internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company's independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and the Company's internal control over financial reporting in accordance with generally accepted auditing standards in accordance with standards established by the Public Company Accounting Oversight Board.

        The Audit Committee serves a board-level oversight role, in which it provides advice, counsel and direction to management and the auditors on the basis of the information it receives, discussions with management and the auditors and the experience of the Audit Committee's members in business, financial and accounting matters.

        Among other matters, the Audit Committee monitors and approves the activities and performance of the Company's external auditors, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent registered public accounting firm may be retained to perform non-audit services. The Audit Committee has authority and responsibility for the appointment, compensation, retention and oversight of the Company's independent registered public accounting firm. The Audit Committee also reviews the results of the external audit work with regard to the adequacy and appropriateness of the Company's financial, accounting and internal controls. In addition, the Audit Committee generally oversees the Company's internal compliance programs.

        The Audit Committee has reviewed and discussed with management and the independent registered public accounting firms (i) the consolidated financial statements for each of the three years in the period ended December 31, 2009, (ii) management's assessment of the effectiveness of the Company's internal control over financial reporting as of December 31, 2009, and (iii) KPMG LLP's audit of the effectiveness of the Company's internal control over financial reporting as of December 31, 2009. Management has represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the Auditing Standards. The Audit Committee has received the written disclosures and the letters from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the Audit Committee, and the Audit Committee discussed with the independent registered public accounting firm the independent registered public accounting firm's independence.

        Based on the review and discussions referred to above with management and the independent registered public accounting firm, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's annual report on Form 10-K for the year ended December 31, 2009.

Members of the Audit Committee

Allison H. Abraham (Chair)
Barclay F. Corbus
Joseph J. Tabacco, Jr.

SHARE OWNERSHIP OF MANAGEMENT, DIRECTORS, NOMINEES AND 5% STOCKHOLDERS

        The following table sets forth information regarding the beneficial ownership of our common stock as of December 31, 2009 by the following individuals or groups:

  •
  each person or entity who is known by us to own beneficially more than 5% of our outstanding stock;

  •
  each of our Named Executive Officers;

  •
  each of our directors and nominees; and

  •
  all directors and executive officers as a group.

        The table is based upon information supplied by officers, directors, nominees and principal stockholders and Schedules 13D and 13G filed with the SEC. Except as otherwise indicated below or in the referenced filings on Schedule 13G, and subject to applicable community property laws, to our knowledge the persons named in the table have sole voting and investment power with respect to all shares of common stock held by them. Applicable percentages are based on 22,843,782 shares of common stock outstanding as of December 31, 2009, as adjusted as required by rules promulgated by the SEC.

	Shares Beneficially Owned
Beneficial Owner (Name and Address)	Number		Percent
5% Stockholders
High Plains Investments LLC 700 Bitner Road Park City, Utah 84098	5,592,127	(1)	24.5%
Fairfax Financial Holdings Limited 95 Wellington Street West, Suite 800 Toronto, Ontario Canada MSJ 2N7	3,872,481	(2)	17.0%
Chou Associates Management Inc. 95 Wellington Street West, Suite 710 Toronto, Ontario Canada MSJ 2N7	2,352,465	(3)	10.3%
AXA Assurances I.A.R.D. Mutuelle 26, rue Drouot 75009 Paris, France	1,308,104	(4)	5.7%
Directors, Nominees and Named Executive Officers
Patrick M. Byrne	6,838,014	(5)	29.9%
John J. Byrne	1,087,857	(6)	4.8%
Allison H. Abraham	16,750	(7)	*
Joseph J. Tabacco, Jr.	15,250	(8)	*
Barclay F. Corbus	12,200	(9)	*
Jonathan E. Johnson III	52,598	(10)	*
Stephen J. Chesnut	1,590	(11)	*
Stormy D. Simon	53,946	(12)	*
Samuel J. Peterson	42,277	(13)	*
Directors and Executive Officers as a Group (12 persons)	7,172,961	(14)	31.4%

*
Less than 1% of the outstanding shares of common stock.

(1)
Patrick M. Byrne, our Chief Executive Officer and Chairman of our Board of Directors, holds 100% of the voting interest in and controls High Plains Investments LLC. Voting and dispositive power are shared.

(2)
Includes 483,707 shares issuable upon conversion of the Company's 3.75% Senior Convertible Notes. Reference is hereby made to the Schedule 13G filed by Fairfax Financial Holdings Limited and other reporting persons on February 14, 2008 for information about the number of shares held by each and the nature of the beneficial ownership of each such person.

(3)
Includes 132,756 shares issuable upon conversion of the Company's 3.75% Senior Convertible Notes. Reference is hereby made to the Schedule 13G/A filed by Chou Associates Management Inc. and other reporting persons on July 17, 2008 for information about the number of shares held by each and the nature of the beneficial ownership of each such person.

(4)
Reference is hereby made to the Schedule 13G/A filed by AXA Assurances I.A.R.D. Mutuelle and other reporting persons on February 12, 2010 for information about the number of shares held by each and the nature of the beneficial ownership of each such person.

(5)
Patrick M. Byrne's shares include 5,592,127 shares held by High Plains Investments LLC, as to which voting and investment power are shared.

(6)
John J. Byrne's shares include 465,397 shares held by Dorothy M. Byrne. Mr. Byrne disclaims beneficial ownership of the shares held by Dorothy Byrne to the extent he does not exercise voting or dispositive control over the shares held by Dorothy Byrne.

(7)
Ms. Abraham's shares include 13,000 shares issuable under stock-based awards.

(8)
Mr. Tabacco's shares include 9,000 shares issuable under stock-based awards.

(9)
Mr. Corbus' shares include 10,200 shares issuable under stock-based awards. The balance of the shares are held in a margin account and are pledged to secure indebtedness.

(10)
Mr. Johnson's shares include 28,800 shares issuable under stock-based awards.

(11)
Mr. Chesnut's shares include 0 shares issuable under stock-based awards.

(12)
Ms. Simon's shares include 38,800 shares issuable under stock-based awards

(13)
Mr. Peterson's shares include 25,200 shares issuable under stock-based awards.

(14)
Excludes shares held by John J. Byrne.

OTHER INFORMATION

        Certain Relationships and Related Transactions

        Since January 1, 2009, there has not been, and there is not currently proposed, any transaction or series of similar transactions requiring disclosure under Item 404 of Regulation S-K except as described below.

        From time to time Haverford Valley, L.C., which is an affiliate of ours controlled by our chief executive officer, Patrick M. Byrne, and certain affiliated entities make travel arrangements for our executives and pay the travel related expenses incurred by our executives on Company business. In 2009 the amount we reimbursed Haverford Valley, L.C. for these expenses was less than $120,000. Although the amount of these reimbursements in 2010 is unknown, the amount could exceed $120,000. The amounts we pay to Haverford Valley, L.C. as reimbursement of air travel expenses are at rates not in excess of commercially available airline rates. The other amounts we reimburse to Haverford Valley, L.C. are reimbursed at its actual cost. Dr. Byrne owns 100% of the equity interest in Haverford Valley, L.C. The amounts paid to Haverford Valley, L.C. are reimbursements of costs incurred on behalf of the Company.

        James V. Joyce, who served on our Board of Directors from February 2008 through April 1, 2009, also has served as a consultant to us, through Icent LLC, a management consulting company of which Mr. Joyce serves as chief executive officer, for several years. We paid Icent LLC $90,000 for consulting services in 2009. On January 13, 2009 we granted 10,000 restricted stock units to Mr. Joyce, at which date the market price of the common stock was $9.89. The restricted stock units were to vest over a three-year period commencing on the date of grant at the rate of 25% at the end of year one, 25% at the end of year two, and 50% at the end of year three. On April 1, 2009, we terminated our consulting arrangement with Icent LLC, and Mr. Joyce resigned from the Board. Consequently, Mr. Joyce forfeited the unvested portion of the restricted stock units previously granted to him. In connection with the termination of the Icent LLC consulting arrangement, the Company agreed to pay Mr. Joyce $1,250,000, which is shown in the Director Compensation Table. After April 1, 2009, we have had no ongoing relationship with Icent or Mr. Joyce.

        Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities and Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent (10%) of our common stock, to file certain reports regarding ownership of, and transactions in, our securities with the SEC. Such officers, directors, and 10% stockholders are also required to furnish the Company with copies of all Section 16(a) forms that they file.

        Based solely on a review of reports filed by, and on written representations from, our officers, directors and 10% stockholders, we believe that during 2009 all of our officers, directors and 10% stockholders complied with requirements for reporting ownership and changes in ownership of our common stock under Section 16(a) of the Securities Act of 1934.

        Deadline For Receipt of Stockholder Proposals

        If you wish to submit a proposal for possible inclusion in our 2011 proxy material, we must receive your notice, in accordance with rules of the SEC and the Company's Bylaws, on or before December 8, 2010. The proposal(s) should be mailed to our Secretary at our principal executive offices at 6350 South 3000 East, Salt Lake City, Utah 84121. If you intend to submit a proposal at the 2010 Annual Meeting but do not intend to include the proposal in our proxy statement for that meeting, you must provide appropriate notice to us on or after January 12, 2011 but not later than February 11, 2011. Our bylaws contain specific requirements regarding a stockholder's ability to nominate a candidate for director or to submit a proposal for consideration at an upcoming annual meeting. If you would like a copy of the requirements contained in our bylaws, please contact our Secretary at the address shown above.

        Costs of Proxy Solicitation

        The solicitation is made on behalf of the Board of Directors of the Company. We will pay the cost of soliciting these proxies. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares.

        Without receiving additional compensation, officials and regular employees of the Company may solicit proxies personally, by telephone, fax or email from stockholders if proxies are not promptly received. We have also hired Georgeson Shareholder Communications to assist in the solicitation of proxies at a cost of approximately $7,500 plus out-of-pocket expenses.

        An Annual Report on Form 10-K, excluding exhibits, for the fiscal year ended December 31, 2009 is enclosed with this Proxy Statement. You may obtain an additional copy without charge by sending a written request to Overstock.com, Inc., Attention Investor Relations, 6350 South 3000 East, Salt Lake City, Utah 84121. The Annual Report is also available on our website at http://www.overstock.com/proxy

        Householding

        We are sending this proxy statement and the related proxy materials to each of our registered stockholders. However, under certain circumstances, beneficial owners who share an address may only receive a single copy of the proxy statement from their broker or other nominee. This is known as householding. Beneficial owners who desire either to receive multiple copies of these materials, or to receive only a single copy in the future, should contact their broker or other nominee. We will promptly deliver a separate copy of any of these materials to any stockholder who contacts our investor relations department at 6350 South 3000 East, Salt Lake City, Utah 84121, or by calling Overstock Investor Relations at (801) 947-3100.

        Stockholders of record residing at the same address and currently receiving multiple copies of the proxy materials may contact our registrar and transfer agent, Computershare Trust Company, N.A. ("Computershare"), to request that only a single copy of the proxy materials be mailed in the future. You may contact Computershare by phone at (888) 265-3747 or by mail at 250 Royall Street, Canton, MA 02021.

        Voting by Internet or Telephone

        If you received a proxy card for shares of common stock that are registered in the name of the stockholder directly with our transfer agent, Computershare Investor Services LLC, you may vote in person, by returning the enclosed proxy card or by Internet or telephone. Specific instructions to be followed by any registered stockholder who received a proxy card and who is interested in voting by Internet or telephone are set forth on the enclosed proxy card.

        For shares of common stock that are beneficially owned by a stockholder and held in "street name" through a bank or brokerage, the stockholder may be eligible to vote such shares electronically by Internet or telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program, which provides eligible stockholders who receive a paper copy of our proxy statement and annual report the opportunity to vote by Internet or telephone. If your bank or brokerage firm is participating in ADP's program, your voting form from the bank or brokerage will provide instructions. If your voting form does not reference Internet or telephone information, please complete and return the paper proxy card in the self-addressed, postage paid envelope provided.

By Order of the Board,

Jonathan E. Johnson III President and Corporate Secretary

April 7, 2010
Salt Lake City, Utah

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 015K5F 2 1 D V + Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + Change of Address — Please print your new address below. Comments — Please print your comments below. B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR the nominees listed and FOR Proposal 2. For Against Abstain 2. Ratification of the selection of KPMG LLP as Overstock.com’s independent registered public accounting firm for 2010. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. 01 - Joseph J. Tabacco, Jr. 1. Election of Directors: For Withhold 02 - John J. Byrne For Withhold 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 0 2 4 9 0 5 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 2:00 a.m., Eastern Time, on May 12, 2010. Vote by Internet • Log on to the Internet and go to www.investorvote.com/OSTK • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, MAY 12, 2010 The undersigned, having received the Proxy Statement and Notice of Annual Meeting, each dated April 7, 2010, hereby appoints Patrick M. Byrne and Jonathan E. Johnson III, or either of them, as proxies and attorneys-in-fact, each with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of Overstock.com, Inc. (the “Company”) to be held at the distribution center of the Company located at 1862 South 4800 West, Salt Lake City, UT 84104, at 1:00 p.m. on May 12, 2010, including any adjournments or postponements thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present at the meeting. UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THOSE INSTRUCTIONS. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. If the undersigned is a participant in the Overstock.com, Inc. 401(k) Plan, the undersigned hereby directs the fiduciary of the Overstock.com, Inc. 401(k) Plan to vote, as designated on the reverse side, all shares of Overstock.com, Inc. that are credited to the account(s) of the undersigned (whether vested or not) in the 401(k) Plan at the Annual Meeting of Stockholders to be held on May 12, 2010 and at any adjournment or postponement thereof. PLEASE COMPLETE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. . Proxy — Overstock.com, Inc. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.